Form 10-K405, Exhibit 13
period 1997-12-31
VIB CORP
filed 1998-03-30
CIK 1051345

SELECTED FINANCIAL DATA

The following table presents a summary of selected financial information for the five years ended December 31, 1997. This financial information should be read in conjunction with the Financial Statement and Notes thereto, included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.


                                                                     For the Years Ended December 31,
                                                     1997           1996           1995           1994           1993
---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (000'S)

  Total Interest Income                        $   32,459     $   24,261     $   21,776     $   18,545     $   14,857
  Total Interest Expense                           10,421          7,128          5,973          4,299          3,545
---------------------------------------------------------------------------------------------------------------------
  Net Interest Income                              22,038         17,133         15,803         14,246         11,312

  Provision For Credit Losses                       1,850            635          1,008          1,210            968
---------------------------------------------------------------------------------------------------------------------

  Net Interest Income After
  Provision for Credit Losses                      20,188         16,498         14,795         13,036         10,344
  Non-Interest Income                               5,751          3,075          2,519          2,493          2,540
  Non-Interest Expense
    and Income Taxes                               22,138         16,998         14,889         13,249         11,327
---------------------------------------------------------------------------------------------------------------------
  Net Income                                   $    3,801     $    2,575     $    2,425     $    2,280     $    1,557
=====================================================================================================================

PER SHARE DATA (1)
---------------------------------------------------------------------------------------------------------------------

  Net Income-Diluted(2)                        $     0.63     $     0.44     $     0.42     $     0.42     $     0.30
  Cash Dividends                                      N/A            N/A            N/A            N/A            N/A
  Book Value Per Share(1)(3)                   $     6.51     $     4.85     $     4.39     $     3.77     $     3.53
  Number of Shares used in
    Income Calculations                         6,014,998      5,791,051      5,729,744      5,407,977      5,212,788

STATEMENTS OF FINANCIAL CONDITION
(at End of Period) (000's)
---------------------------------------------------------------------------------------------------------------------

  Total Assets                                 $  444,167     $  333,565     $  257,465     $  226,031     $  207,564
  Total Deposits                                  399,212        304,576        230,533        204,491        175,999
  Total Net Loans (4)                             311,417        242,787        188,878        166,475        158,690
  Allowance for Credit Losses                       2,330          2,634          2,024          2,494          1,827
  Total Investments                                69,287         36,522         39,393         19,194         27,301
  Shareholders' Equity                             40,254         27,040         23,678         19,853         18,100

OPERATING RATIOS
---------------------------------------------------------------------------------------------------------------------

  Total Net Loans to Total Deposits                 78.01%         79.88%         81.93%         81.41%         90.17%
  Total Equity to Total Assets                       9.06           8.11           9.20           8.78           8.72
  Average Equity to Average Assets                   7.55           9.27           9.30           9.11           9.05
  Tier I Capital to Risk-Weighted Assets(5)          9.83           8.76          11.64          10.61          10.52
  Total Capital to Risk-Weighted Assets(5)          10.47           9.69          12.65          11.93          11.60
  Income on Average Equity                          12.83          10.24          11.13          12.07           9.45
  Income on Average Total Assets                      .97            .95           1.04           1.09            .85
  Total Interest Expense to Total
    Interest Income                                 32.11          29.38          27.43          23.18          23.86
  Allowance for Credit Losses to
    Total Loans                                       .74           1.07           1.06           1.48           1.14
  Dividend Payment Ratio                              N/A            N/A            N/A            N/A            N/A


(1) These figures have been adjusted retroactively to reflect previous stock dividends and the 1994, 1995 and 1997 stock splits.

(2) Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

(3) "Book value per share" is defined as total capital divided by the number of shares outstanding at the end of the period.

(4) "Total net loans" is defined as total loans net of unearned discount, net of deferred fees and the allowance for credit losses.

(5)     As defined under regulatory guidelines.

N/A - Not Applicable

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion, which incorporates an analysis of financial condition and results of operations, is designed to provide a more comprehensive understanding of the significant changes and trends related to the Bank's financial condition, results of operations, liquidity and capital resources. The discussion should be read in conjunction with the Financial Statements of the Bank and Notes thereto and the "Selected Financial Data" included elsewhere herein.

The following table sets forth, for the periods indicated, the increase or decrease of certain items in the Statement of Income as compared to the prior comparable period:


                                                      Year Ended December 31,

                                         1997 VERSUS 1996               1996 VERSUS 1995

                                     AMOUNT OF       PERCENT OF     AMOUNT OF      PERCENT OF
                                      INCREASE        INCREASE      INCREASE        INCREASE
                                     (DECREASE)      (DECREASE)    (DECREASE)      (DECREASE)
                                      (000'S)                        (000'S)
---------------------------------------------------------------------------------------------
Total Interest Income                 $ 8,198           33.79%      $ 2,485           11.41%
Total Interest Expense                  3,293           46.21         1,155           19.34
-----------------------------------------------------------------------------------------------

Net Interest Income                     4,905           28.63         1,330            8.42

Provision for Credit Losses             1,215          191.34          (373)         (37.00)
-----------------------------------------------------------------------------------------------
Net Interest Income After
    Provision for Credit Losses         3,690           22.36         1,703           11.51
Non-Interest Income                     2,676           87.04           556           22.07
Non-Interest Expense                    4,446           28.23         2,300           17.10
Income Before Taxes                     1,920           50.20           (41)          (1.06)
Income Taxes                              694           55.56          (191)         (13.26)
-----------------------------------------------------------------------------------------------
Net Income                              1,226           47.60           150            6.19
===============================================================================================

GENERAL:

During 1997 Valley Independent Bank experienced record earnings, increased its capitalization, continued market share expansion and initiated the formation of a bank holding company. Highlighting the increase in market share was the February acquisition of the Blythe and Tecate, California branch offices from Wells Fargo Bank. Total deposits of $42.8 million were acquired in addition to the purchase of the fixed assets and the assumption of the leases of the two branches. The aggregate purchase price paid by the Bank was $3,791,000 which included a premium of $1,975,000 or 4.6% of deposits assumed. The Bank, as a result, increased its existing presence in Riverside and San Diego Counties. In addition, the Bank established its initial interstate presence by opening, in January, a loan production office in Yuma, Arizona. The Yuma market represents one of the state of Arizona's fastest growing metropolitan areas and presents a natural extension of the Bank's Imperial County, California market area which is contiguous to the city of Yuma.

A unit offering began September 9, 1997 and concluded November 21, 1997. Valley Independent Bank's original intention was to raise $5.0 million in additional Tier I capital. 60,000 units consisting of 300,000 shares and 60,000 warrants were to be offered at $87.50 per unit. The warrants are exercisable at an exercise price of $19.12 per share through October 31, 1998 and at an exercise price of $22.06 per share until they expire on October 29, 1999.

The offering was oversubscribed, and after receipt of regulatory approval, the bank sold 101,132 units. The net proceeds from the concluded offering was $8,721,000 after allowance for estimated expenses of $123,000. A total of 505,660 common shares were issued. The 101,132 warrants, which were also issued, to the extent exercised, represent potential additional proceeds of up to $2,274,345 over the life of the warrants, assuming an exercise price of $22.50 per share.


RETURN ON AVERAGE EQUITY

1993........... 9.45%
1994...........12.07%
1995...........11.13%
1996...........10.24%
1997...........12.83%
                                                                               9

The purpose of the issue was to increase the total capital of the Bank to support the planned growth in deposits and loans as well as potential growth through acquisitions. In addition, a portion of the anticipated proceeds are to be utilized to provide liquid resources for a proposed holding company being organized. Another objective of the offering was to broaden the base of share holders. To that extent, the Bank was successful in welcoming 527 new shareholders. In a related action the Bank's common stock began trading publicly August 25, 1997 on the NASDAQ Stock Market under the symbol "VAIB".

A new corporate facility, approximately 25,000 square feet in size, was occupied in July which consolidated the existing El Centro, California loan production office as well as more efficiently houses executive management, loan administration, and the human resources and marketing departments. The Bank leases the facility and plans to temporarily sublet approximately 7,500 square feet.

The Board of Directors approved a six-for-five split of the Bank's no par value common stock. The stock split was effective May 9, 1997, for shareholders of record on that date, and was issued on May 30, 1997. In addition, the Board of Directors approved a 2% stock dividend for shareholders of record on December 26, 1997. The dividend was paid in January 1998.

The year concluded with regulatory approval to form the aforementioned bank holding company. The name of the new organization will be VIB Corp. The Board of Directors and management believe that the formation of a holding company will provide the flexibility required to facilitate the Bank's orderly growth into the future. On March 10, 1998 a special shareholders' meeting is scheduled for the purpose of ratifying the formation of the holding company. The holding company reorganization will be effected by a one-to-one exchange of holding company common stock for Valley Independent Bank common stock.

Many computer systems will not properly recognize date sensitive information when the date changes to the year 2000. Computer systems that do not properly recognize the year 2000 could generate erroneous data or cause the system to fail. Those computer systems will have to be modified or replaced prior to the year 2000 in order to remain functional.

During 1996 the Bank began the process of identifying and addressing issues surrounding the year 2000 and their impact on the Bank's operations. That process continued through 1997 during which the Bank conducted a comprehensive review of its computer systems to identify applications that would be affected by the year 2000 issue and the Bank developed an implementation plan to bring the Bank's systems into compliance prior to the year 2000. The Bank's compliance program includes review of bankwide computer processing systems as well as review of third party vendors' interface systems and review of large corporate borrowers' systems. During 1997 the Bank completed the assessment phase of its program and anticipates, during 1998, to end the implementation and begin the validation of hardware and software upgrades, system replacements, vendor certifications and other associated changes. The Bank anticipates that final implementation and validation will occur in early 1999, with final certification of all internal systems by no later that June 30, 1999. Simultaneously, the Bank will be evaluating the impact of year 2000 compliance on large corporate customers as well as the third party vendors.


RETURN ON AVERAGE ASSETS

1993............ .85%
1994............1.09%
1995............1.04%
1996............ .95%
1997............ .97%


  NET INCOME GROWTH
Dollars (In Millions)

1993............1.557
1994............2.280
1995............2.425
1996............2.575
1997............3.801


DILUTED EARNINGS PER SHARE
      (Dollars)

1993............$0.30
1994............$0.42
1995............$0.42
1996............$0.44
1997............$0.63

The Bank expects to implement successfully the systems and programming changes necessary to address the year 2000 issue and does not believe that the costs of such actions will have a material effect on the Bank's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Bank's inability to implement such changes could have an adverse effect on future results of operations. Similarly, there can be no assurance that third party vendors' systems will be year 2000 compliant and, consequently, the Bank could incur incremental costs to convert to other vendors.

Net income for the year ended December 31, 1997 was $3.8 million, an increase of $1.2 million or 47.6%, when compared to $2.6 million for the prior year. On a diluted per share basis, earnings were $.63 for the year, compared with $.44 reported in 1996. Increases in net interest income and non interest income, partially offset by increases in the provision for credit losses, income taxes and in non interest expense were the primary elements effecting the increased financial performance in 1996. Net income of $2.6 million in 1996 represented an increase of $150,000, or 6.2%, from the $2.4 million net income earned in 1995.

The return on average assets ratio was .97% for the year ended December 31, 1997, an increase of 2 basis points, or 2.1%, compared with the .95% ratio reported in 1996. In 1996 the return on average assets ratio decreased 9 basis points, or 8.7%, from the 1995 ratio of 1.04%.

The return on average equity ratio was 12.83% for the year ended December 31, 1997, an increase of 259 basis points, or 25.3%, compared with the 10.24% ratio recorded in 1996. For the year ending December 31, 1996, the return on average equity ratio decreased 89 basis points or 8.0% from the 11.13% ratio generated in 1995.

Total assets at December 31, 1997 were $444.2 million, an increase of $110.6 million or 33.2% compared to December 31, 1996. Total deposits increased $94.6 million, or 31.1%, to $399.2 million at December 31, 1997. Total loans increased $68.3 million or 27.8%, to $313.7 million at December 31, 1997. During 1996 total assets increased $76.1 million or 29.6% from $257.5 million at year end 1995. Total deposits increased $73.4 million, or 31.8%, from year end 1995 to $303.9 million at December 31, 1996.

At December 31, 1997, the Bank's Tier I and total capital to risk weighted assets ratios increased to 9.83% and 10.47%, respectively, when compared to 8.76% and 9.69%, respectively, at December 31, 1996. At December 31, 1995 the Tier I capital ratio was 11.64% and the total capital ratio was 12.65%. These ratios exceed regulatory requirements.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY:

The following table presents the average amounts outstanding for the major categories of the Bank's assets, liabilities and equity accounts, the amount and average rate of interest income earned or interest expense paid for each catego-ry of interest-earning asset and interest-bearing liability, and net interest margin for the periods indicated. Tax-exempt interest income from investment securities has not been adjusted to a tax-equivalent basis.

                                                                         For the Years Ended December 31,
                                                             1997                                       1996
                                            --------------------------------------------------------------------------------
                                            AVERAGE        AMOUNT OF        AVERAGE    AVERAGE       AMOUNT OF       AVERAGE
                                            BALANCE        INTEREST           RATE     BALANCE       INTEREST          RATE
                                            (000'S)         (000'S)                    (000'S)        (000'S)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
INTEREST-EARNING ASSETS
    Interest Bearing Deposits              $   1,288       $      53           4.11%  $     301      $      15         4.98%
    Investment Securities                     67,923           4,431           6.52      28,979          1,980         6.83
    Federal Funds Sold                         6,491             343           5.28       5,513            287         5.21
    Net Loans(1)                             270,079          27,632          10.23     208,178         21,979        10.56
-----------------------------------------------------------------------------------------------------------------------------

TOTAL INTEREST-EARNING ASSETS                345,781          32,459           9.39     242,971         24,261         9.99

NON INTEREST-EARNING ASSETS

    Cash and Due from Banks                   25,171                                     16,633
    Allowance for Credit Losses               (2,751)                                    (2,351)
    Premises and Equipment                     9,127           5,296
    Other Assets                              15,148                                      8,556
-----------------------------------------------------------------------------------------------------------------------------
TOTAL NON INTEREST-EARNING ASSETS             46,695                                     28,134
-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                               $ 392,476                                  $ 271,105
=============================================================================================================================

LIABILITIES AND EQUITY
INTEREST-BEARING LIABILITIES:

    Money Market and
    NOW Accounts                           $  84,445       $   2,117           2.51%  $  59,292      $   1,538         2.59%
    Time and Savings Deposits                112,510           4,803           4.27      75,309          3,151         4.18
    Time Deposits Over $100,000               62,383           3,293           5.28      42,229          2,296         5.44
-----------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Deposits              259,338          10,213           3.94     176,830          6,985         3.95
Borrowed Funds                                 2,383             208           8.73       2,532            143         5.65
-----------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES           261,721          10,421           3.98     179,362          7,128         3.97

NON INTEREST-BEARING LIABILITIES

    Demand Deposits                           98,452                                     64,575
    Other Liabilities                          2,673                                      2,024
-----------------------------------------------------------------------------------------------------------------------------
TOTAL NON INTEREST-BEARING LIABILITIES       101,125                                     66,599
-----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                          29,630                                     25,144
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                       $ 392,476                                  $ 271,105
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                        $  22,038          5.41%                  $  17,133         6.02%
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AS A
PERCENT OF INTEREST-EARNING ASSETS                                            6.37%                                    7.05%
=============================================================================================================================


                                                    For the Year December 31,
------------------------------------------------------------------------------------
                                            AVERAGE         AMOUNT OF        AVERAGE
                                             BALANCE         INTEREST         RATE
                                            (000's)          (000's)
------------------------------------------------------------------------------------
ASSETS
INTEREST-EARNING ASSETS:

    Interest Bearing Deposits
    Investment Securities                  $  31,386       $   1,887          6.00%
    Federal Funds Sold                        12,123             692          5.71
    Net Loans (2)                            168,743          19,197         11.38
------------------------------------------------------------------------------------

TOTAL INTEREST-EARNING ASSETS                212,252          21,776         10.26

NON INTEREST-EARNING ASSETS
    Cash and Due from Banks                   14,658
    Allowance for Credit Losses               (2,237)
    Premises and Equipment                     3,589
    Other Assets                               6,011
------------------------------------------------------------------------------------
TOTAL NON INTEREST-EARNING ASSETS             22,021
------------------------------------------------------------------------------------
TOTAL ASSETS                               $ 234,273
------------------------------------------------------------------------------------

LIABILITIES AND EQUITY
INTEREST-BEARING LIABILITIES:

    Money Market and
    NOW Accounts                           $  50,929           1,202          2.36%
    Time and Savings Deposits                 67,931           2,851          4.20
    Time Deposits Over $100,000               34,574           1,897          5.49
------------------------------------------------------------------------------------

Total Interest-Bearing Deposits              153,434           5,950          3.88
Borrowed Funds                                   372              23          6.18
------------------------------------------------------------------------------------

TOTAL INTEREST-BEARING LIABILITIES           153,806           5,973          3.88


NON INTEREST-BEARING LIABILITIES:

    Demand Deposits                           57,363
    Other Liabilities                          1,316
------------------------------------------------------------------------------------

TOTAL NON INTEREST-BEARING LIABILITIES        58,684
------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY                          21,783
------------------------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                       $ 234,273
====================================================================================

NET INTEREST INCOME                                        $  15,803          6.38%

NET INTEREST INCOME AS A
PERCENT OF INTEREST-EARNING ASSETS                                            7.45%


1)Yields and amounts include loan fees and late charges of $1,474,873, $1,430,979, and $1,429,445, for the years ended December 31, 1997, 1996 and
1995, respectively.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Average interest-earning assets totaled $346.8 million in 1997, an increase of $103.8 million, or 42.7%, compared to 1996. Average investment securities and federal funds sold increased $38.9 million or 134.4% and $1.0 million or 18.2%, primarily related to the liquidity obtained in the branch acquisitions from Wells Fargo Bank. In addition, the Bank experienced significant average loan growth of $61.9 million or 29.7%. In 1996 average interest-earning assets increased $30.7 million, or 14.5%, from a 1995 average of $212.2 million.

Average interest-bearing liabilities grew $82.3 million, or 45.9%, from $179.4 million for 1996 to $261.7 million for 1997. During 1997, all interest-bearing liability categories increased with the exception of borrowed funds which declined $.1 million or 4.0%. In 1996, average interest-bearing liabilities increased $25.6 million, or 16.6%, from $153.8 million for 1995.

Interest income in 1997 was $32.4 million, an increase of $8.1 million, or 33.3%, compared to 1996. The increase in interest income was the result of volume increases in all interest earning categories offset by a slightly lower overall interest rate environment. The yield on interest-earning assets decreased 60 basis points to 9.39% in 1997 from 9.99% in 1996. The yield on the loan portfolio, the largest portion of the Bank's interest earning assets, decreased 33 basis points, from 10.56% in 1996 to 10.23% in 1997.

Interest expense increased $3.3 million, or 46.5%, to $10.4 million during 1997. The increase in interest expense was the result of volume increases in all interest-bearing categories with the exception of borrowed funds, slightly offset by decreases in interest rates with the exception of interest rates paid on borrowed funds. The cost of total interest-bearing liabilities increased 1 basis point from 3.97% in 1996 to 3.98% in 1997.

Net interest income was $22.0 million for 1997 which represented an increase from the prior year of $4.9 million, or 28.7%. The net interest spread percentage, which represents the difference between the rate earned on average interest-earning assets and the rate paid on average interest-bearing liabilities, decreased to 5.41% for the year ending December 31, 1997, compared to 6.02% in 1996. Net interest income as a percentage of average interest-earning assets, or the net interest margin, decreased to 6.37% in 1997 compared to 7.05% in 1996. The reduced yields in both net interest spread and net interest margin were primarily caused by a larger proportionate growth in the higher yielding interest-earning categories being offset to a greater degree by a lower interest rate environment than its effect on interest bearing liability categories.

Net interest income, which amounted to $17.1 million in 1996 represented an increase of $1.3 million, or 8.4%, compared to 1995. Interest income was $24.3 million, an increase of $2.5 million, or 11.4%, compared to 1995. The increase in interest income was the result of volume increases in average loans offset slightly by decreases in average investments and federal funds sold as well as a slightly lower interest rate environment. The yield on interest-earning assets decreased 27 basis points to 9.99% in 1996 from 10.26% in 1995. Interest expense increased $1.2 million or 19.3% to $7.1 million during 1996. The increase in interest expense was the result of volume increases in all interest bearing categories slightly offset by decreases in interest rates. The cost of total interest bearing liabilities increased 9 basis points from 3.88% in 1995 to 3.97% in 1996. Despite a greater proportionate growth in the higher yielding interest-earning asset categories, a higher cost mix of interest-bearing liabilities as well as the repricing effect of interest-earning assets and interest-bearing liabilities in a lower rate environment were the principal causes for the reduced yields in both net interest spread percentage and net interest margin.

The following table sets forth the dollar amount of changes in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities and the amount of changes attributable to changes in average balances (volume) or changes in average interest rates. The variances attributable to both balance and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each category. Tax-exempt interest income from investment securities has not been adjusted to a tax-equivalent basis since the effect of such an adjustment would not be material.


                                       YEAR ENDED DECEMBER 31, 1997       YEAR ENDED DECEMBER 31, 1996
                                                  OVER                                OVER
                                       YEAR ENDED DECEMBER 31, 1996        YEAR ENDED DECEMBER 31, 1995
                                           INCREASE/DECREASE DUE              INCREASE/DECREASE DUE
                                           TO CHANGE IN (000'S)                TO CHANGE IN (000'S)
-------------------------------------------------------------------------------------------------------------
                                     VOLUME        RATE         NET        VOLUME        RATE          NET
                                                               CHANGE                                 CHANGE
-------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS

    Interest Bearing Deposits       $    49      $   (11)     $    38     $    15                   $    15
    Investment Securities             2,661         (210)       2,451        (133)     $   228           95
    Federal Funds Income                 51            5           56        (373)         (33)        (406)
    Net Loans(1)(2)                   6,535         (882)       5,653       4,227       (1,446)       2,781
-------------------------------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                 9,296       (1,098)       8,198       3,736       (1,251)       2,485

INTEREST-BEARING LIABILITIES:

    Money Market and NOW                652          (73)         579         247           89          336
    Time and Savings                  1,557           95        1,652         359          (59)         300
    Time Deposits Over $100,000       1,096          (99)         997         429          (30)         399
    Borrowed Funds                       (8)          73           65         128           (8)         120
-------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                3,297           (4)       3,293       1,163           (8)       1,155

INTEREST DIFFERENTIAL OR
  NET INTEREST INCOME               $ 5,999      $(1,094)     $ 4,905     $ 2,573      $(1,243)     $ 1,330
=============================================================================================================

(1) The average balance of non-accruing loans is immaterial as a percentage of total loans and as such have been included in net loans.

(2)     Loan fees and late charges of $1,474,873, $1,430,979 and $1,429,445 for the years ended December 31, 1997, 1996 and 1995, respectively, have been included in the interest income computation.

LOANS:

Total loans averaged $270.1 million in 1997, an increase of $61.9 million, or 29.7%, compared to 1996. The average loan growth is reflective of the full year effect of the 1996 acquisition of Bank of the Desert, N.A., the opening of the Yuma Loan Production Office as well as an overall strong lending economic environment. At December 31, 1997, total loans were $313.7 million, representing an increase of $68.3 million or 27.8%, over December 31, 1996. The yield on the total portfolio decreased 33 basis points to 10.23% in 1997, from 10.56% in 1996. This decrease in yield was the result of the repricing of variable-rate loans in an overall lower interest rate environment.

In 1996 total loans averaged $208.2 million which represented an increase of $39.5 million, or 23.4%, compared to 1995. At December 31, 1996, total loans were $245.4 million which represented an increase of $54.5 million, or 27.8%, over December 31, 1995. The yield on the total portfolio decreased 82 basis points to 10.56% in 1996 from 11.38% in 1995. This decrease was the result of the repricing of variable rate loans in an overall lower interest rate environment.

The loan portfolio represents the diversification of the markets served. At December 31, 1997, there were no significant concentration of loans within any particular industry. However, the local economies of the Bank's service area are agriculturally related and are impacted by fluctuations in farming commodity pricing.




AVERAGE GROSS LOAN COMPARISON
          Dollars
      (In Millions)



1993..............135
1994..............163
1995..............168
1996..............208
1997..............270

The following table sets forth the amount of the Bank's total outstanding loans, net of participations sold, in each category. The retained portion of SBA loans, as well as the guaranteed portion of such loans held for sale, are included primarily within the commercial and real estate construction loan totals.

                                                             Year Ended December 31,
                                         1997                      1996                     1995
                                ----------------------------------------------------------------------------
                                 AMOUNT       PERCENT      AMOUNT       PERCENT      AMOUNT        PERCENT
                                (000'S)      OF TOTAL     (000'S)       OF TOTAL     (000'S)       OF TOTAL
------------------------------------------------------------------------------------------------------------
Commercial and
Agricultural                   $205,096        65.0%      $151,827        61.5%      $120,598        62.8%
Real Estate - Construction       35,926        11.4         26,419        10.7         21,637        11.3
Real Estate - Mortgage           47,648        15.1         46,922        19.0         32,923        12.1
Installment                      26,742         8.5         21,711         8.8         16,924         8.8
------------------------------------------------------------------------------------------------------------
Total Loans                    $315,412       100.0%      $246,879       100.0%      $192,082       100.0%
============================================================================================================




NON-PERFORMING ASSETS:

Non-performing assets consist of non-accrual loans, certain past due loans not on non-accrual, and properties take in foreclosure. Non-accrual loans include loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Interest collections on non-accrual loans are generally credited to interest income when received. However, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions.

Interest accruals cease on commercial, mortgage and consumer loans, excluding home equity loans, when they are 90 days past due. At that time, previously accrued and uncollected interest is reversed against income. These loans are charged off when they are 120 days past due. For home equity loans, accruals cease at 180 days and uncollected interest is reversed against interest income. Thereafter, these loans are continually reviewed and charged off when deemed uncollectible.

The following table provides information with respect to components of the Bank's non-performing loans. The Bank had $5.5 million and $7.8 million in restructured loans outstanding as of December 31, 1997 and 1996, respectively. There were $5.0 million in restructured loans outstanding at December 31, 1995.




                                                 Year Ended December 31,
                                --------------------------------------------------------
                                      1997       1996        1995     1994       1993
                                    (000'S)     (000'S)    (000'S)   (000'S)    (000'S)
-----------------------------------------------------------------------------------------
Non-Accrual Loans                    $4,317     $5,020     $4,327     $1,837     $1,801
Loans Past Due 90 Days or More
    But Not on Non-Accrual Basis        373        137        846        515        670
-----------------------------------------------------------------------------------------
Total                                $4,690     $5,157     $5,173     $2,352     $2,471
=========================================================================================

The following table sets forth the gross interest income that would have been recorded for the period indicated if the non-accrual loans had been current in accordance with their terms and the amount of interest income recognized on these loans.

                                   Year Ended December 31, 1997
---------------------------------------------------------------
Interest Income - Original Terms              $466,850
Interest Income - Recorded                     235,288
---------------------------------------------------------------
Forgiven Interest Income                      $231,562
===============================================================

Properties taken in foreclosure, or other real estate owned, constitute another category of non-performing assets. Other real estate owned decreased from $1,947,615 at December 31, 1996 to $1,171,027 at December 31, 1997. In 1995
other real estate outstandings increased $776,083, or 66.2%, primarily as a consequence of the Mexican peso currency devaluation as well as properties acquired in the Bank of the Desert, N.A. acquisition. The Bank is actively marketing these properties for sale.

INVESTMENTS:

Total investments averaged $67.9 million in 1997, representing an increase of $38.9 million from 1996. At December 31, 1997, the investment portfolio amounted to $69.3 million, an increase of $32.8 million compared to December 31, 1996. In 1997, the yield of the portfolio on a tax-equivalent basis decreased 61 basis points to 7.01%. This decrease was the result of the reinvestment of maturities in a lower interest rate environment and a modified portfolio mix with a greater percentage of the lower yielding U.S. Government securities and Federal Agencies.

The investment strategy employed during 1997 was the investment of temporarily idle deposit growth funds and investment maturities primarily into short-term callable Federal Agency obligations. The nature of these securities have provided liquidity through periodic repayment of principal and interest. The callable characteristic of these investments also provide liquidity to fund anticipated loan growth in the future.

U.S. Government and federal agencies averaged $48.8 million during 1997, an increase of $29.7 million, or 155.5%. This increase reflected the strategy to provide liquidity for anticipated loan growth. The yield on the portfolio decreased 11 basis points to 6.82% in 1997, compared to 6.93% in 1996.

State and municipal securities increased on average $9.2 million to $19.0 million. The tax-equivalent yield on this portfolio declined 121 basis points to 7.54% in 1997, compared with 8.75% in 1996.

Federal funds sold averaged $6.4 million in 1997, an increase of $.9 million, or 16.4% compared to 1996. At December 31, 1997, there were $4.0 million in Federal funds sold outstandings. These funds represent excess funds temporarily invested. The yield on Federal funds increased 57 basis points to 5.28% in 1997. The increase in yield was reflective of the higher overnight investment interest rate environment.

The investment portfolio averaged $29.0 million during 1996, representing a decrease of $2.4 million from 1995. At December 31, 1996, total investments amounted to $36.5 million, a decrease of $2.9 million compared to December 31, 1995. The portfolio yield on a tax-equivalent basis increased 16 basis points in 1996 to 7.62% as a result of the higher interest rate environment.

Securities are pledged to meet security requirements imposed as a condition to receipt of public fund deposits. At December 31, 1997 and December 31, 1996, the market value of securities pledged to secure public deposits was approximately $14.4 million and $5.9 million, respectively.

The following table summarizes the amounts and distribution of the Bank's investment securities held as of the dates indicated, and the weighted tax-equivalent average yield.

                                                                 For the Year Ended December 31,

                                                      1997                                     1996
---------------------------------------------------------------------------------------------------------------------
                                          BOOK       MARKET       WEIGHTED      BOOK            MARKET       WEIGHTED
                                          VALUE      VALUE        AVERAGE       VALUE            VALUE        AVERAGE
                                         (000'S)    (000'S)        YIELD       (000'S)          (000'S)        YIELD
---------------------------------------------------------------------------------------------------------------------
U.S. TREASURY & GOVERNMENT AGENCIES:
    Within One Year                      $ 1,617     $ 1,619        5.82%       $ 1,093          $ 1,095        5.83%
    One to Five Years                     11,235      11,285        6.69         11,582           11,637        6.93
    Over Five Years                       36,673      36,738        6.90          9,962            9,947        7.06
---------------------------------------------------------------------------------------------------------------------
TOTAL U.S. TREASURY &
GOVERNMENT AGENCIES                       49,525      49,642        6.82         22,637           22,679        6.93

STATE AND POLITICAL SUBDIVISIONS:
    Within One Year                          130         130        9.40            681              684        7.26
    One to Five Years                      1,568       1,599        8.03          2,470            2,569        9.52
    Over Five Years                       16,869      17,173        7.48         10,266           10,590        8.67
---------------------------------------------------------------------------------------------------------------------
TOTAL STATE AND POLITICAL
SUBDIVISIONS                              18,567      18,902        7.54         13,417           13,843        8.75
---------------------------------------------------------------------------------------------------------------------
TOTAL OTHER SECURITIES                       743         743        6.00
---------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES                         $68,835     $69,287        7.01%       $36,054          $36,522        7.62%
======================================================================================================================


                                             For the Year Ended December 31,
------------------------------------------------------------------------------
                                                       1995

                                            BOOK       MARKET        WEIGHTED
                                            VALUE      VALUE          AVERAGE
                                           (000'S)    (000'S)          YIELD
-----------------------------------------------------------------------------
U.S. TREASURY & GOVERNMENT AGENCIES:
    Within One Year                        $ 1,030     $ 1,030         6.71%
    One to Five Years                       16,749      16,817         6.70
    Over Five Years                         11,188      11,132         6.85
-----------------------------------------------------------------------------
TOTAL U.S. TREASURY &
GOVERNMENT AGENCIES                         28,967      28,979         6.76

STATE AND POLITICAL SUBDIVISIONS:
    Within One Year                            542         544         9.45
    One to Five Years                        2,185       2,376        10.77
    Over Five Years                          7,095       7,494         9.15
-----------------------------------------------------------------------------

TOTAL STATE AND POLITICAL SUBDIVISIONS       9,822      10,414         9.53
-----------------------------------------------------------------------------

TOTAL OTHER SECURITIES
-----------------------------------------------------------------------------

TOTAL SECURITIES                           $38,789     $39,393         7.46%
=============================================================================

DEPOSITS:

Total deposits averaged $357.8 million during 1997, an increase of $116.4 million, or 48.2%, compared with 1996. At December 31, 1997 total deposits were $399.2 million representing an increase of $94.6 million, or 31.1%, over December 31, 1996. Deposit growth was primarily utilized to fund loan growth.

During 1997 demand deposits averaged $98.4 million, an increase of $33.8 million, or 52.3%, from the average $64.6 million for 1996. Demand deposits amounted to $126.7 million at year-end 1997, representing an increase of $39.4 million, or 45.2%, compared to the prior year end.

Money market and NOW accounts averaged $84.4 million, an increase of $25.1 million, or 42.3%, over 1996. These accounts totaled $93.7 million at year end, an increase of $23.4 million, or 32.5%, from 1996. Regular savings deposits increased $12.3 million, or 44.4%, over 1996 to average $40.0 million. At year end these deposits amounted to $40.8 million, an increase of $11.2 million, or 37.8%, compared to the prior year. Total time deposits averaged $134.8 million in 1997, an increase of $45.0 million, or 50.1%, compared with 1996. At December 31, 1997 these balances totaled $138.0 million, an increase of $20.9 million, or 17.8%, from the prior year end. The cost of total interest bearing deposits decreased to 3.94% in 1997 from 3.95% in 1996, or 1 basis point. This decline in overall cost was primarily the result of a slightly lower interest rate environment.

In 1996 total deposits averaged $241.4 million, representing an increase of $30.6 million, or 14.5%, compared to 1995. At December 31, 1996 total deposits amounted to $304.6 million, an increase of $74.1 million, or 32.1% from the prior year end. The cost of interest-bearing deposits was 3.95% in 1996 and represented an increase of 7 basis points from 3.88% in 1995.


AVERAGE TOTAL DEPOSIT COMPARISON
           DOLLARS
        (In Millions)


1993............... 161
1994............... 182
1995............... 210
1996............... 241
1997............... 357

The following schedule reflects the Bank's deposits, based upon average balances, for the periods indicated:


                                               For the Years Ended December 31,

                                             1997                                1996
-----------------------------------------------------------------------------------------------------
                              AVERAGE       PERCENT    AVERAGE     AVERAGE       PERCENT     AVERAGE
                              BALANCE         OF        RATE       BALANCE         OF         RATE
                              (000'S)        TOTAL      PAID       (000'S)        TOTAL       PAID
-----------------------------------------------------------------------------------------------------
DEMAND:
    Non-Interest Bearing     $ 98,452        27.5%       N/A       $ 64,575        26.7%       N/A
    Money Market and NOW       84,445        23.6       2.51%        59,292        24.6       2.59%

SAVINGS:                       40,032        11.2       1.98         27,699        11.5       2.01

TIME:
    Under $100,000             72,478        20.3       5.53         47,609        19.7       5.45
    $100,000 or More           62,383        17.4       5.28         42,229        17.5       5.44
-----------------------------------------------------------------------------------------------------
TOTAL DEPOSITS               $357,790       100.0%      2.85%      $241,404       100.0%      2.89%
=====================================================================================================


                                   For the Year Ended December 31,

                                               1995
---------------------------------------------------------------------
                             AVERAGE          PERCENT        AVERAGE
                             BALANCE            OF            RATE
                             (000'S)           TOTAL          PAID
---------------------------------------------------------------------
DEMAND:
    Non-Interest Bearing     $ 57,368           27.2%           N/A
    Money Market and NOW       50,929           24.1          2.36%

SAVINGS:                       25,816           12.3          2.08

TIME:
    Under $100,000             42,115           20.0          5.50
    $100,000 or More           34,574           16.4          5.49
---------------------------------------------------------------------
TOTAL DEPOSITS               $210,792          100.0%         2.82%
======================================================================



BORROWED FUNDS:

Borrowed funds, which consist of Federal funds purchased and other forms of borrowing, were utilized primarily for funding loans and investments. During 1997, as a result of liquidity acquired in the Wells Fargo branch acquisitions, there was a decrease in the use of borrowed funds for these purposes.

In 1997 borrowed funds averaged $2.4 million, a decrease of $.1 million, or 4.0% from 1996. At year end there was $2.8 million outstanding in borrowed funds, an increase of $2.8 million from the prior year-end. This amount in its entirety represented the Bank's outstandings in capital lease obligations. The cost of borrowed funds increased 308 basis points to 8.73% in 1997 from 5.65% in 1996. The increase in cost was reflective of the increase in capital lease obligations offset slightly by a lower interest rate environment.

Borrowed funds in 1996 averaged $2.5 million, an increase of $2.2 million, or 580.6%, compared to 1995. At year end 1996 there were no outstandings in borrowed funds. This represented a decrease of $1.4 million from year-end 1995. The cost of borrowed funds decreased 53 basis points to 5.65% from 6.18% in 1995 as a result of decreased interest rates in 1996.

PROVISIONS FOR CREDIT LOSSES:

The allowance for credit losses at December 31, 1997 was $2.3 million, compared to $2.6 million at December 31, 1996, a decrease of $.3 million or 11.5%. As a percent of total loans, the allowance was .74% at year end 1997, compared to 1.07% at the end of 1996. At year-end 1995, the allowance was $2.0 million or 1.06% of total loans.

Management of the Bank believes the allowance at December 31, 1997, was adequate based on present economic conditions and its ongoing evaluation of the risks inherent in the Bank's loan portfolio. In evaluating the adequacy of the allowance for credit losses the Bank considers the special risks involved in agriculture because at least 15.7% of its loans are agriculturally related and the Imperial and Coachella Valleys are dependent upon the success of their agri-cultural businesses. These risks include fluctuations in commodity prices which do not necessarily match the general rate of inflation; dependence of the agricultural community on the export market and the adverse impact which the dollar's strength against other currencies has had on such exports; variability of production costs, weather and climatic changes; and the fact that, in any downturn in the economy, agriculture is usually one of the last sectors of the economy to recover. Furthermore, agricultural businesses are extremely sensitive to actions of governmental agencies regarding price supports, subsidies and import or export policies, the impact of which cannot be predicted.

The Bank has also established a standard process in assessing the adequacy of the allowance for loan losses. In addition to reviewing the inherent risks of the loan portfolio consideration is given to exposures such as economic condi-tions, credit concentrations, collateral coverage, the composition of the loan portfolio and trends in delinquencies. Specific allocations are identified by loans with general allocations assigned to the various loan categories. Loans classified by regulatory authorities are included in the process of assessing the adequacy of the allowance for credit losses. This process seeks to maintain an allowance level adequate to provide for potential losses.

The provision for credit losses was $1.9 million in 1997, an increase of $1.2 million from the $.6 million provided in 1996. The provision expense in 1995 was $1.0 million.

Net charge-offs were $2.2 million, or .80% of average loans in 1997 as compared to $323,000 or .16% in 1996. In 1995 net charge-offs were $1.5 million or .88% of average loans. Net charge-offs are projected to be $900,000 in 1998. Based upon the known risks in the portfolio as well as historical trends, 60% of the projected 1998 net charge-offs are anticipated to be commercial and agricultural and 20% are anticipated to be real estate construction loans. The 20% balance of projected 1997 charge-offs are anticipated to be installment loans to individuals.

At December 31, 1997, the loan portfolio was not subject to any known significant risks except the non-performing loans previously identified. The Bank's loan portfolio at December 31, 1997 did not have any outstandings in international loans and, accordingly, did not have any direct risk associated with the recent currency devaluation in Mexico or the financial crisis in Asia.

The following table summarizes, for the periods indicated, loan balances at the end of each period and average loans for the period, changes in the allowance for credit losses arising from loans charged off, recoveries on loans previously charged off, and additions to the allowance which have been charged to operating expense and certain ratios relating to the allowance for credit losses. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the entire portfolio.


                                                                         Year Ended December 31,

                                                   1997          1996          1995          1994          1993
-----------------------------------------------------------------------------------------------------------------
BALANCES (000'S)
  Average Loans                                  $270,079      $208,178      $168,743      $163,820      $135,476
  Total Loans at End of Period                   $313,747      $245,421      $190,902      $168,969      $160,969

ALLOWANCE FOR CREDIT LOSSES (000'S)


BALANCE - BEGINNING OF PERIOD                    $  2,634      $  2,024      $  2,494      $  1,827      $  1,325
  Charge-Offs:
    Commercial and Agricultural                     1,983           257         1,446           389         1,277
    Real Estate - Construction                        159           406            51            77            21
    Installment                                       271           282           304           138           131
-----------------------------------------------------------------------------------------------------------------
TOTAL CHARGE-OFFS                                   2,413           945         1,801           604         1,429

  Recoveries:
    Commercial and Agricultural                        63           575           272            12           900
    Real Estate - Construction                         16            12            18             6            49
    Installment                                       180            35            33            43            14
-----------------------------------------------------------------------------------------------------------------
TOTAL RECOVERIES                                      259           622           323            61           963
-----------------------------------------------------------------------------------------------------------------
  Net Charge-Offs                                   2,154           323         1,478           543           466
  Provision for Credit Losses                       1,850           635         1,008         1,210           968
  Reserves Acquired by Acquisition                                                298
-----------------------------------------------------------------------------------------------------------------
BALANCE - END OF PERIOD                          $  2,330      $  2,634      $  2,024      $  2,494      $  1,827
=================================================================================================================
  Ratios:

  Net Loans Charged Off to Average Loans             0.80%         0.16%         0.88%         0.33%         0.34%

  Net Loans Charged Off to Total Loans
    at End of Period                                 0.69          0.13          0.77          0.32          0.29

  Allowance for Credit Losses to Average
    Loans                                            0.86          1.27          1.20          1.52          1.35

  Allowance for Credit Losses to Total Loans
    at End of Period                                 0.74          1.07          1.06          1.48          1.14

  Net Loans Charged Off to Allowance
    for Credit Losses                               92.45         12.26         73.02         21.77         25.51

  Net Loans Charged Off to Provision
    for Credit Losses                              116.43         50.87        146.63         44.88         48.14


NON-INTEREST INCOME:

Total non-interest income was $5.8 million in 1997, $3.1 million in 1996 and $2.5 million in 1995. Service charges and fees on deposit accounts were $3.3 million in 1997, an increase of $1.4 million, or 73.7%, over 1996. In 1996 service charge income rose $393,000, representing an increase of 26.0%, from 1995. The increases in service charge income have been directly related to the Bank's various acquisitions, as well as the internal Bank growth in the number and volume of deposit accounts. Other income amounted to $464,000 in 1997, an increase of $89,000, or 23.7%, compared to the prior year. In 1996 other income totaled $375,000, representing an increase of $82,000, or 28.0%, from 1995.

Income generated through the sale of government guaranteed loans provide an additional source of earnings. In 1997, the gains on sale of loans and related servicing fees totaled $1.4 million, an increase of $.7 million, or 50.0% from 1996. Loan sale gains in 1996 amounted to $659,000, an increase of $271,000, or 69.9% from 1995.

For the year ended December 31, 1997, securities gains were $551,000, compared to $49,000 in 1996. Securities gains in 1995 were $2,000.


NON-INTEREST EXPENSES:

Non-interest expense in 1997 totaled $20.2 million, an increase of $4.5 million, or 28.7% as compared to 1996. These expenditures amounted to $15.7 million in 1996, representing an increase of $2.3 million, or 17.2%, over 1995.

Salary expense in 1997 amounted to $7.5 million, an increase of $1.4 million, or 22.9%, compared to 1996. The increase in salaries was due primarily to personnel additions related to the branch acquisitions from Wells Fargo Bank, and merit increases, partially offset by reduced performance incentive compensation. In 1996, salary expense was $6.1 million, an increase of $.5 million, or 8.9%, compared to 1995.

Employee benefits expense was $2.3 million for the year ended December 31, 1997, an increase of $3.0 million, or 15.0% compared to 1996. The increase in benefits was attributable primarily to the previously discussed staffing additions, increases in medical insurance expense and the funding of the Bank's 401K plan. In 1996, employee benefit expense amounted to $2.0 million representing an increase of $.3 million, or 12.6%, compared to 1995.

Occupancy expenses were $1.6 million in 1997, an increase of $.3 million or 23.1% compared to 1996. In 1996, occupancy expense amounted to $1.3 million representing an increase of $.3 million, or 35.9% compared to 1995. Furniture and equipment expense totaled $1.8 million in 1997, an increase of $.3 million, or 20.0% over 1996. In 1996, furniture and equipment expense amounted to $1.5 million, an increase of $.4 million, or 32.2% compared with 1995. The increase in occupancy, furniture and equipment expense in 1997 was primarily related to the merger with Bank of the Desert N.A., the completion of the new Corporate facility and the branch acquisitions from Wells Fargo Bank.

Other expenses amounted to $6.9 million in 1997, an increase of $2.1 million, or 43.8% compared to 1996. Increased insurance, data processing, business promotion expense, intangible asset amortization expenses and other expenses related to the branch acquisitions from Wells Fargo Bank and the full year effect of the 1996 Bank of the Desert N.A. acquisition were the primary reasons for the increase in this category. Other expenses in 1996 were $4.8 million, re-presenting an increase of $.8 million, or 18.9% over 1995.


CAPITAL RESOURCES:

Shareholders' equity averaged $29.6 million in 1997, an increase of $4.5 million, or 17.9%, compared to 1996. At December 31, 1997 shareholders' equity amounted to $40.3 million, an increase of $13.3 million, or 49.3% over the prior year. During 1996 shareholders' equity averaged $25.1 million, an increase of $3.4 million, or 15.4%, compared to 1995. At December 31, 1996, shareholders' equity totaled $27.0 million, representing an increase of $3.4 million, or 14.2% compared to year-end 1995. Per common share book value increased to $6.51 at year end 1997 from $4.85 the prior year. Book value per common share at year-end 1995 was $4.39.

Under regulatory guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on as well as off the balance sheet. At December 31, 1997, the Tier I and total risk based capital ratios were 9.83% and 10.47%, respectively, compared to 8.76% and 9.69%, respectively, at December 31, 1996. The minimum regulatory guidelines for Tier I and total risk-based capital ratios are 4.0% and 8.0%, respectively. The leverage ratio, which is a measure of average Tier I capital to adjusted average assets was 8.59% at December 31, 1997, compared to 7.91% at year-end 1996. The leverage ratio at December 31, 1995 was 9.66%. The Bank's leverage ratio exceeds the current regulatory minimum of 3.0%. The Bank's capital adequacy supports present as well as planned future growth.

LIQUIDITY AND LIABILITY MANAGEMENT; RISK MANAGEMENT:


The Bank's Asset/Liability Committee (ALCO) functions to manage the maintenance of liquidity and the preservation of net interest income when subjected to fluctuations in market interest rates. The ability to meet funding commitments present and in the future is the measure of liquidity. Liquidity is also needed to meet borrowing needs, deposit withdrawals and asset growth. The Bank develops liquidity through deposit growth, maturities and repayments of loans and investments, net interest income, fee income and access to purchase funds through correspondent banks or other entities.

The liquidity position of the Bank remained adequate during 1996 and 1997 as a result of strong deposit growth and moderated loan growth. In addition, the Bank maintained a consistently strong net interest income margin and developed expanded sources of purchased funds.

The Bank's ALCO manages the interest rate sensitivity or repricing characteristics of the assets and liabilities. The Bank's primary source of earnings is net interest income, which is subject to movements in interest rates. To minimize the effect of changes in rates the balance sheet requires structuring in order that the repricing opportunities for both assets and liabilities exist in nearly equivalent amounts at approximately similar time intervals. Interval differences may exist at times creating interest sensitivity gaps which represent the difference between interest sensitive assets and interest sensitive liabilities. These gaps are static in nature and do not consider future activity. As such, these gap measurements serve best as an indicator for potential interest rate exposure.

The sensitivity to interest rate fluctuations is measured in several time frames. Various strategies such as liability cost administration and redeployment of asset maturities are utilized to preserve interest income from the effect of changes in interest rates. The gap positions are monitored as a function of the asset and liability management process. The monitoring process includes the use of periodic simulated business forecasts which incorporate various interest rate environments. Financial modeling is utilized to assist management in maintaining consistent earnings in an environment of changing interest rates.

The following table sets forth the relative maturities of the commercial, agricultural and construction loan portfolios and provides a breakout relative to fixed and variable rate loan maturities.


                                                                 OVER ONE YEAR
                                                     ONE YEAR     BUT LESS THAN       OVER
                                                     OR LESS        FIVE YEARS      FIVE YEARS   TOTAL
---------------------------------------------------------------------------------------------------------
LOANS (000'S):
Commercial and Agricultural                         $ 80,606        $ 60,554        $ 63,936     $205,096
Real Estate - Construction                            21,844           3,089          10,893       35,926
----------------------------------------------------------------------------------------------------------
TOTAL                                               $102,450        $ 63,643        $ 74,829     $241,022
==========================================================================================================
Loans With Predetermined (Fixed) Interest Rates     $  4,579        $ 21,647        $ 42,148     $ 68,374
Loans With Variable (Floating) Interest Rates         97,871          42,096          32,681      172,648
----------------------------------------------------------------------------------------------------------
TOTAL                                               $102,450        $ 63,643        $ 74,829     $241,022
==========================================================================================================

The following schedule sets forth the maturities of time certificates of deposit over $100,000 and their relative mix.


                                   BALANCE (OOO'S)  PERCENT OF TOTAL
--------------------------------------------------------------------
Less Than Three Months                 $38,976            55.0%
Three Months Through Six Months         16,510            23.3
Seven Months Through Twelve Months      11,845            16.7
Over Twelve Months                       3,566             5.0
--------------------------------------------------------------------
TOTAL                                  $70,897           100.0%
====================================================================

The bank does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the bank is not subject to foreign currency exchange rate risk or commodity price risk.

In addition to gap measurement, the Bank's ALCO is further responsible for the measurement of interest rate risk; ie, the risk of loss in value due to changes in interest rates. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio value ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Bank's balance sheet to mini mize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

The Bank's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. If potential changes to NPV and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its assets and liability mix to bring interest rate risk within Board-approved limits.

The Bank uses interest rate sensitivity analysis to measure interest rate risk by computing estimated changes in NPV of its cash flows from assets and liabilities in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates ranging from one hundred to four hundred basis points. The Bank's Board of Directors has adopted an interest rate risk policy which establishes a maximum limit of decrease in the NPV in the event of sudden and sustained increases and decreases in market interest rates. The following tables present the Bank's projected changes in NPV and net interest income for the various rate shock levels as of December 31, 1997.

                                CHANGE IN NET PORTFOLIO VALUE
                                       AT DECEMBER 31, 1997
CHANGE IN INTEREST RATES
                             NET PORTFOLIO      ACTUAL        PERCENTAGE
                             VALUE (000'S)  CHANGE (000'S)      CHANGE
------------------------------------------------------------------------
300 basis point rise          $ 48,774       $(10,656)         (17.93)
200 basis point rise            52,163         (7,267)         (12.23)
100 basis point rise            56,123         (3,307)          (5.56)
Base Rate Scenario              59,430            N/A             N/A
100 basis point decline         62,744          3,314            5.58
200 basis point decline         66,699          7,269           12.23
300 basis point decline         71,661         12,231           20.58
=========================================================================


                                  CHANGE IN NET INTEREST INCOME
                                       AT DECEMBER 31, 1997
CHANGE IN INTEREST RATES
                             NET PORTFOLIO      ACTUAL        PERCENTAGE
                             VALUE (000'S)  CHANGE (000'S)      CHANGE
------------------------------------------------------------------------
300 basis point rise          $25,727       $    95           0.37
200 basis point rise           25,794           162           0.63
100 basis point rise           25,821           189           0.74
Base Rate Scenario             25,632           N/A            N/A
100 basis point decline        25,395          (237)         (0.92)
200 basis point decline        24,944          (688)         (2.68)
300 basis point decline        23,921        (1,711)         (6.68)

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. There may also be repayment risk if interest rates rise on loans.

Computation of forecasted effects of hypothetical interest rate changes should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to change in interest rates.

INFLATION:

The impact of inflation on a financial institution differs significantly from that exerted on an industrial concern, primarily because its assets and liabilities consist largely of monetary items. The relatively low proportion of the Bank's fixed assets to total assets of 2.0% at December 31, 1996, and 2.6% at December 31, 1997, reduces both the potential for inflated earnings resulting from understated depreciation changes, and the potential for significant understatement of absolute asset values. However, financial institutions are affected by inflation's impact on noninterest expenses, such as salaries and occupancy expense, and to some extent, by inflative impact on interest rates.

INDEPENDENT AUDITORS' REPORT

To the Shareholders and
Board of Directors of
Valley Independent Bank
El Centro, California


We have audited the accompanying statements of condition of Valley Independent Bank as of December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity, and cash flows for the each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Independent Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/S/ VAVRINEK, TRINE, DAY & CO.
---------------------------------
Vavrinek, Trine, Day & Co.

January 14, 1998, except for Note S
which is dated January 22, 1998.
Laguna Hills, California

                             VALLEY INDEPENDENT BANK

                        STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996


                                                           1997                1996
                                                       -------------      -------------
ASSETS

Cash and Due from Banks                                $  33,821,287      $  26,885,674

Interest-Bearing Deposits                                    586,000            879,000

Securities Available for Sale - Note B                    69,287,466         36,522,326

Federal Funds Sold                                         4,000,000          8,000,000

Loans - Note C:
   Commercial                                             46,049,768         41,645,806
   Agricultural                                           49,128,668         35,096,406
   Real Estate - Construction                             35,926,148         26,418,593
   Real Estate - Other                                   157,566,136        122,007,938
   Consumer                                               26,741,763         21,710,470
                                                       -------------      -------------

                                       TOTAL LOANS       315,412,483        246,879,213

  Net Deferred Loan Fees                                  (1,665,059)        (1,458,015)
  Allowance for Credit Losses                             (2,330,000)        (2,634,000)
                                                       -------------      -------------

                                         NET LOANS       311,417,424        242,787,198

Premises and Equipment - Note D                           11,452,257          6,585,680
Other Real Estate Owned                                    1,171,027          1,947,615
Cash Surrender Value of Life Insurance                     2,282,805          2,007,958
Deferred Tax Asset - Note G                                1,650,000          1,571,000
Goodwill - Notes Q and R                                   3,607,404          1,900,943
Accrued Interest and Other Assets                          4,891,773          4,477,925
                                                       -------------      -------------

                                                       $ 444,167,443      $ 333,565,319
                                                       =============      =============

                                                           1997             1996
                                                       ------------     ------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits - Note E:
   Noninterest-Bearing Demand                          $126,660,748     $ 87,228,872
   Money Market and NOW                                  93,732,297       70,656,078
   Savings                                               40,811,775       29,607,879
   Time Deposits Under $100,000                          67,110,498       66,695,128
   Time Deposits $100,000 and Over                       70,897,030       50,388,447
                                                       ------------     ------------
                                    TOTAL DEPOSITS      399,212,348      304,576,404

Capitalized Lease Obligation- Note D                      2,842,336             --
Accrued Interest and Other Liabilities                    1,858,749        1,949,382
                                                       ------------     ------------
                                 TOTAL LIABILITIES      403,913,433      306,525,786


Commitments and Contingencies - Note I

Shareholders' Equity - Notes J, K, and N:
   Common Shares - Authorized
      13,500,000 Shares;  Issued and
      Outstanding:  6,187,397 in 1997 and
      5,458,892 in 1996                                  35,932,844       24,286,693
   Undivided Profits                                      4,053,921        2,473,963
   Net Unrealized Appreciation on
      Available-for-Sale Securities, Net of Taxes
      of $186,000 in 1997 and $194,000 in 1996              267,245          278,877
                                                       ------------     ------------
                        TOTAL SHAREHOLDERS' EQUITY       40,254,010       27,039,533
                                                       ------------     ------------



                                                       $444,167,443     $333,565,319
                                                       ============     ============



The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



                                                                    1997            1996            1995
                                                                -----------     -----------     -----------
INTEREST INCOME
   Interest and Fees on Loans                                   $27,631,592     $21,978,502     $19,197,257
   Interest on Investment Securities - Taxable                    3,399,135       1,390,508       1,460,198
   Interest on Investment Securities - Nontaxable                 1,031,879         584,014         426,907
   Other Interest Income                                            396,337         307,854         691,578
                                                                -----------     -----------     -----------
                     TOTAL INTEREST INCOME                       32,458,943      24,260,878      21,775,940

INTEREST EXPENSE
   Interest on Money Market and NOW                               2,117,229       1,537,461       1,201,553
   Interest on Savings Deposits                                     791,595         556,675         537,827
   Interest on Time Deposits                                      7,304,118       4,890,655       4,211,219
   Interest on Other Borrowings                                     208,191         142,953          22,548
                                                                -----------     -----------     -----------
                    TOTAL INTEREST EXPENSE                       10,421,133       7,127,744       5,973,147
                                                                -----------     -----------     -----------

                       NET INTEREST INCOME                       22,037,810      17,133,134      15,802,793
Provision for Credit Losses                                       1,850,000         635,000       1,008,000
                                                                -----------     -----------     -----------

                 NET INTEREST INCOME AFTER
               PROVISION FOR CREDIT LOSSES                       20,187,810      16,498,134      14,794,793

NONINTEREST INCOME
   Service Charges and Fees                                       3,313,572       1,903,902       1,510,704
   Gain on Sale of Loans and Servicing Fees                       1,421,869         658,670         387,686
   Mortgage Fees                                                       --            87,811         326,135
   Gain on Sale of Securities                                       551,024          48,835           1,792
   Other Income                                                     464,497         375,442         293,202
                                                                -----------     -----------     -----------
                                                                  5,750,962       3,074,660       2,519,519
                                                                -----------     -----------     -----------
                                                                 25,938,772      19,572,794      17,314,312
NONINTEREST EXPENSE
   Salaries and Employee Benefits                                 9,799,637       8,191,646       7,349,992
   Occupancy Expenses                                             1,638,517       1,253,655         922,312
   Furniture and Equipment                                        1,839,948       1,473,887       1,115,487
   Other Expenses - Note F                                        6,916,681       4,829,399       4,061,421
                                                                -----------     -----------     -----------
                                                                 20,194,783      15,748,587      13,449,212
                                                                -----------     -----------     -----------
                INCOME BEFORE INCOME TAXES                        5,743,989       3,824,207       3,865,100
Income Taxes - Note G                                             1,943,000       1,249,000       1,440,000
                                                                -----------     -----------     -----------
                                NET INCOME                      $ 3,800,989     $ 2,575,207     $ 2,425,100
                                                                ===========     ===========     ===========

Per Share Data - Note H:
   Net Income - Basic                                           $      0.67     $      0.47     $      0.46
   Net Income - Diluted                                         $      0.63     $      0.44     $      0.42



The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


                                                                                                     Net
                                                                                                  Unrealized
                                                                                                 Appreciation
                                                   Common Shares                                (Depreciation)
                                         ------------------------------                          on Available-
                                          Number of                            Undivided           for-Sale
                                           Shares             Amount            Profits           Securities            Total
                                        ------------       ------------       ------------       ------------       ------------
BALANCE AT JANUARY 1, 1995                 4,578,430       $ 16,418,733       $  3,836,526       $   (402,679)      $ 19,852,580
   Stock Dividends                           183,556          1,580,613         (1,580,613)
   Cash Dividends                                                                  (11,051)                              (11,051)
   Exercise of Stock Options,
      Including the Realization of
      Tax Benefits of $166,000               124,552            652,886                                                  652,886
   Net Income for the Year                                                       2,425,100                             2,425,100
   Net Changes in Unrealized
      Appreciation on Available-
      for-Sale Securities, Net of
      Taxes of $528,000                                                                               758,901            758,901
                                        ------------       ------------       ------------       ------------       ------------

BALANCE AT DECEMBER 31, 1995               4,886,538         18,652,232          4,669,962            356,222         23,678,416
   Stock Dividends                           406,538          4,755,505         (4,755,505)
   Cash Dividends                                                                  (15,701)                              (15,701)
   Exercise of Stock Options,
      Including the Realization of
      Tax Benefits of $195,000               165,816            878,956                                                  878,956
   Net Income for the Year                                                        2,575,207                            2,575,207
   Net Changes in Unrealized
      Appreciation on Available-
      for-Sale Securities, Net of
      Taxes of $54,000                                                                                (77,345)           (77,345)
                                        ------------       ------------       ------------       ------------       ------------

BALANCE AT DECEMBER 31, 1996               5,458,892         24,286,693          2,473,963            278,877         27,039,533
   Stock Dividends                           120,510          2,199,307         (2,199,307)                                 --
   Cash Dividends                                                                  (21,724)                              (21,724)
   Exercise of Stock Options,
      Including the Realization of
      Tax Benefits of $96,000                 97,335            637,470                                                  637,470
   Issuance of Common shares,
      net of expenses of $123,425            510,660          8,809,374                                                8,809,374
   Net Income for the Year                                                       3,800,989                             3,800,989
   Net Changes in Unrealized
      Appreciation on Available-
      for-Sale Securities, Net of
      Taxes of $8,000                                                                                 (11,632)           (11,632)
                                        ------------       ------------       ------------       ------------       ------------

BALANCE AT DECEMBER 31, 1997               6,187,397       $ 35,932,844       $  4,053,921       $    267,245       $ 40,254,010
                                        ============       ============       ============       ============       ============



The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

OPERATING ACTIVITIES                                                     1997                1996                1995
                                                                     -------------       -------------       -------------
   Net Income                                                        $   3,800,989       $   2,575,207       $   2,425,100
   Adjustments to Reconcile Net Income
      to Net Cash Provided by Operating Activities:
         Depreciation and Amortization                                   2,097,348           1,278,406           1,023,741
         Deferred Income Taxes                                             (71,000)           (236,000)            374,000
         Net Realized Gains in Available-for-Sale Securities              (551,024)            (48,835)             (1,792)
         Provision for Credit Losses                                     1,850,000             635,000           1,008,000
         Proceeds From Loans Sold                                       15,067,594           6,226,899           2,878,373
         Originations of Loans Held for Sale                           (21,918,858)         (7,265,343)         (3,142,713)
         Gain on Sale of Loans                                          (1,115,827)           (375,091)           (135,592)
         Loss (Gain) on Sale of Other Real Estate Owned                    (39,876)            110,146             (45,597)
         Net Increase in Cash Surrender Value of Life Insurance           (274,847)           (318,351)           (170,970)
         Net Change in Accrued Interest, Other Assets
            and Other Liabilities                                          680,051            (870,067)           (271,346)
                                                                     -------------       -------------       -------------
                                     NET CASH (USED) PROVIDED
                                      BY OPERATING ACTIVITIES             (475,450)          1,711,971           3,941,204
INVESTING ACTIVITIES
   Proceeds from Sales of Other Real Estate Owned                          517,781                --               423,860
   Purchases of Available-for-Sale Securities                          (95,354,148)        (26,334,100)        (32,120,961)
   Proceeds from Sales of Available-for-Sale Securities                 29,677,064          17,003,275           3,459,681
   Proceeds from Maturities of Available-for-Sale Securities            33,332,315          20,837,268           9,655,303
   Net Decrease in Interest-Bearing Deposits                               293,000                --                  --
   Net Cash Received from Purchase of
      Bank of the Desert, N.A                                                 --               943,154                --
   Net Increase in Loans                                               (63,338,270)        (34,890,343)        (24,252,557)
   Purchases of Premises and Equipment                                  (3,651,527)         (3,040,899)         (1,252,307)
                                                                     -------------       -------------       -------------
   NET CASH USED BY INVESTING ACTIVITIES                               (98,523,785)        (25,481,645)        (44,086,981)
FINANCING ACTIVITIES
   Net Increase in Demand Deposits and Savings Accounts                 71,689,814          10,778,345          10,627,341
   Net Increase in Time Deposits                                        20,923,953          29,174,236          15,389,660
   Repayments of Capitalized Lease Obligation                               (7,664)               --                  --
   Net Change in Federal Funds Purchased                                      --            (1,400,000)          1,400,000
   Proceeds from Issuance of Common Shares                               8,809,374                --                  --
   Payments for Dividends                                                  (21,724)            (15,701)            (11,051)
   Proceeds from Exercise of Stock Options                                 541,095             683,956             486,886
                                                                     -------------       -------------       -------------
NET CASH  PROVIDED BY FINANCING ACTIVITIES                             101,934,848          39,220,836          27,892,836
                                                                     -------------       -------------       -------------

                                  INCREASE (DECREASE) IN
                                 CASH AND CASH EQUIVALENTS               2,935,613          15,451,162         (12,252,941)
Cash and Cash Equivalents at Beginning of Year                          34,885,674          19,434,512          31,687,453
                                                                     -------------       -------------       -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $  37,821,287       $  34,885,674       $  19,434,512
                                                                     =============       =============       =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest Paid                                                     $  10,358,196       $   7,017,682       $   5,887,307
   Income Taxes Paid                                                 $   1,046,000       $   1,787,422       $   1,070,425



The accompanying notes are an integral part of these financial statements.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Bank operates twelve branches throughout the Imperial and Coachella Valleys and in Blythe, Tecate, and Julian. The Bank also operates business loan centers in El Centro, Indio and Yuma, Arizona. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Due from Banks and Federal Funds Sold

For the purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks. Cash flows from loans originated by the Bank, deposits and federal funds sold are reported net.

The Bank maintains amounts due from banks which exceed federally insured limits. In addition, federal funds sold were placed with one institution. The Bank has not experienced any losses in such accounts.

Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the statements of financial condition captions "Cash and Due from Banks" and "Federal Funds Sold."

Securities Available for Sale

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Loans Held for Sale

Mortgage and SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

For impairment recognized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114), as amended by SFAS 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Allowance for Credit Losses

The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost, or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

Premises and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated service lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, which ever is shorter.

Goodwill

The Bank has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of business and branches acquired in purchase transactions. Goodwill is being amortized on a straight line method over lives ranging from nine to fifteen years. The Bank periodically reviews goodwill to assess recoverability from projected, undiscounted net cash flows of the related business unit, and impairments which would be recognized in operating results if a permanent reduction in value were to occur.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Shares (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Current Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

Reclassifications

Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE B - INVESTMENT SECURITIES

Debt and equity securities have been classified in the statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                         Gross             Gross
                                       Amortized       Unrealized       Unrealized          Fair
                                         Cost            Gains            Losses            Value
                                      -----------      -----------      -----------      -----------
AVAILABLE-FOR-SALE SECURITIES:
   DECEMBER 31, 1997:
      U.S. Treasury Securities        $   507,202      $    36,920      $      --        $   544,122
      U.S. Government and
         Agency Securities             39,124,861           99,021           27,401       39,196,481
      States and Political
         Subdivisions                  18,566,989          334,838              166       18,901,661
      Mortgage-Backed Securities        9,892,506           38,872           29,126        9,902,252
      Federal Reserve Stock               742,950             --               --            742,950
                                      -----------      -----------      -----------      -----------

                                      $68,834,508      $   509,651      $    56,693      $69,287,466
                                      ===========      ===========      ===========      ===========

AVAILABLE-FOR-SALE SECURITIES:
   DECEMBER 31, 1996:
      U.S. Treasury Securities        $   467,726      $    39,564      $      --        $   507,290
      U.S. Government and
         Agency Securities             17,486,170           81,924           15,750       17,552,344
      States and Political
         Subdivisions                  13,417,162          431,396            5,118       13,843,440
      Mortgage-Backed Securities        4,678,595           19,604           78,947        4,619,252
                                      -----------      -----------      -----------      -----------

                                      $36,049,653      $   572,488      $    99,815      $36,522,326
                                      ===========      ===========      ===========      ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE B - INVESTMENT SECURITIES - CONTINUED

Gross realized gains and gross realized losses on sales of available-for-sale securities were:

                                                1997          1996          1995
                                              --------      --------      --------
GROSS REALIZED GAINS:
  U.S. Government and Agency Securities       $ 63,250      $ 88,122      $ 18,750
  States and Political Subdivisions            498,480        31,176        28,204
                                              --------      --------      --------

                                              $561,730      $119,298      $ 46,954
                                              ========      ========      ========

GROSS REALIZED LOSSES:
   U.S. Government and Agency Securities      $ 10,706      $ 23,705      $   --
   Mortgage-Backed Securities                     --          46,758        45,162
                                              --------      --------      --------

                                              $ 10,706      $ 70,463      $ 45,162
                                              ========      ========      ========


Investment securities carried at approximately $6,328,000 and $11,891,000, at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other purposes as required by law. The scheduled maturities of securities available for sale at December 31, 1997, were as follows:

                                      Amortized          Fair
                                         Cost            Value
                                     -----------      -----------
Due in One Year or Less              $   129,652      $   130,573
Due from One Year to Five Years       10,420,806       10,489,404
Due from Five to Ten Years            34,045,420       34,195,108
Due after Ten Years                   13,603,174       13,827,179
Mortgage-Backed Securities             9,892,506        9,902,252
Federal Reserve Stock                    742,950          742,950
                                     -----------      -----------

                                     $68,834,508      $69,287,466
                                     ===========      ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE C - LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within Imperial and Riverside counties and Yuma, Arizona. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and agricultural associated businesses are among the principal industries in the Bank's market area. As a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

The Bank also originates real estate related and farmland loans for sale to governmental agencies and institutional investors. At December 31, 1997 and December 31, 1996, the Bank was servicing approximately $59,289,000 and $54,172,000, respectively, in loans previously sold.

A summary of the changes in the allowance for credit losses follows:

                                                       1997              1996              1995
                                                   -----------       -----------       -----------

Balance at Beginning of Year                       $ 2,634,000       $ 2,024,000       $ 2,494,000
Additions to the Allowance Charged to Expense        1,850,000           635,000         1,008,000
Recoveries on Loans Charged Off                        259,000           622,000           323,000
Allowance on Loans Acquired from
   Bank of the Desert, N.A                                --             298,000              --
                                                   -----------       -----------       -----------
                                                     4,743,000         3,579,000         3,825,000
Less Loans Charged Off                              (2,413,000)         (945,000)       (1,801,000)
                                                   -----------       -----------       -----------

Balance at End of Year                             $ 2,330,000       $ 2,634,000       $ 2,024,000
                                                   ===========       ===========       ===========


The following is a summary of the investment in impaired loans, the related allowance for credit losses, and income recognized thereon as of December 31:


                                                       1997             1996
                                                   -----------      -----------
Recorded Investment in Impaired Loans              $ 9,565,000      $ 8,151,000
                                                   ===========      ===========

Related Allowance for Credit Losses                $ 1,450,000      $ 1,670,000
                                                   ===========      ===========

Average Recorded Investment in Impaired Loans      $ 8,650,000      $ 6,773,000
                                                   ===========      ===========

Interest Income Recognized from Cash Payments      $   697,000      $   230,000
                                                   ===========      ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE C - LOANS - CONTINUED

Loans having carrying values of $1,866,967, $1,108,499, and $1,241,125 were transferred to other real estate owned in 1997, 1996 and 1995, respectively. During 1997 and 1996, loans totaling $2,165,650 and $367,103, respectively, were made to facilitate the sale of other real estate owned.


NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

                                                         1997               1996
                                                    ------------       ------------
Land                                                $  1,772,128       $  1,772,128
Buildings and Improvements                             2,518,631          2,518,631
Leased Property under Capital Lease                    2,850,000               --
Furniture, Fixtures, and Equipment                     8,320,773          5,471,887
Leasehold Improvements                                 1,844,341          1,183,968
                                                    ------------       ------------
                                                      17,305,873         10,946,614
Less Accumulated Depreciation and Amortization        (5,853,616)        (4,360,934)
                                                    ------------       ------------

                                                    $ 11,452,257       $  6,585,680
                                                    ============       ============


During 1997, the Bank entered into a twenty-year lease agreement for administrative offices that expires june 30, 2017. Total accumulated amortization on property under capital lease at December 31, 1997 was $ 71,250.

The future lease payments under the capitalized lease obligation, together with the present value of the net minimum lease payments as of December 31, 1997, are as follows:

           1998                                                      $   324,554
           1999                                                          335,913
           2000                                                          347,670
           2001                                                          359,839
           2002                                                          372,433
           Thereafter                                                  7,120,531
                                                                     -----------
           Net Minimum Lease Payments                                  8,860,940
           Less Amount Representing Interest                          (6,018,604)
                                                                     -----------

           Present Value of Net Minimum Lease Payments               $ 2,842,336
                                                                     ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE E - DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:

                                   1998                      $ 128,092,201
                                   1999                          6,766,312
                                   2000                          2,532,674
                                   2001                            616,341
                                                             --------------

                                                             $ 138,007,528
                                                             ==============



NOTE F - OTHER EXPENSES

Other expenses, as of December 31, consist of the following:


                                         1997                     1996                     1995
                                      ----------               ----------               ----------
Data Processing                       $1,030,446               $  698,406               $  592,745
Advertising                              244,385                  354,356                  257,647
Legal and Professional                 1,402,605                  874,335                  924,269
Regulatory Assessments                   134,920                   31,668                  220,588
Insurance                                124,350                  112,076                   77,511
Office Expenses                        1,332,159                  869,292                  641,573
Promotion                              1,169,562                  908,185                  688,850
Other Real Estate Owned                   23,031                  156,895                     --
Other                                  1,455,223                  824,186                  658,238
                                      ----------               ----------               ----------

                                      $6,916,681               $4,829,399               $4,061,421
                                      ==========               ==========               ==========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE G - INCOME TAXES

The provisions for income taxes included in the statements of income consist of the following:

                            1997                       1996                       1995
                         -----------                -----------                -----------
Current:
   Federal               $ 1,586,000                $ 1,174,000                $   847,000
   State                     428,000                    311,000                    219,000
                         -----------                -----------                -----------
                           2,014,000                  1,485,000                  1,066,000
Deferred                     (71,000)                  (236,000)                   374,000
                         -----------                -----------                -----------

                         $ 1,943,000                $ 1,249,000                $ 1,440,000
                         ===========                ===========                ===========


Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

The following is a summary of the components of the deferred tax asset and liability accounts recognized in the accompanying statements of financial condition:


                                                                           1997                       1996
                                                                       -----------                -----------
Deferred Tax Assets:
   Allowance for Credit Losses Due to Tax Limitations                  $   195,000                $   531,000
   Valuation Allowance for Other Real Estate Owned                         169,000                    186,000
   Premises and Equipment Due to Depreciation Difference                   363,000                    286,000
   State Taxes                                                             137,000                     88,000
   Net Operating Loss and Tax Credit Carryforwards                         298,000                    331,000
   Reserve for Deferred Compensation                                       434,000                    311,000
   Other Assets/Liabilities                                                240,000                     32,000
                                                                       -----------                -----------
                                                                         1,836,000                  1,765,000
Deferred Tax Liabilities:
   Market Value Adjustment on Investment Securities                       (186,000)                  (194,000)
                                                                       -----------                -----------

Net Deferred Taxes                                                     $ 1,650,000                $ 1,571,000
                                                                       ===========                ===========

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE G - INCOME TAXES - CONTINUED

At December 31, 1996, the Bank had net operating loss carryforwards (acquired from Bank of the Desert, N.A.) for federal and state income tax purposes of approximately $797,000 and $209,000, respectively, which expire beginning in the years 2011 and 2001, respectively. Alternative minimum tax credit carryforwards for tax purposes, which do not expire, are $12,000 as of December 31, 1997.

A comparison of the federal statutory income tax rates to the Bank's effective income tax rates follow:

                                                1997                           1996                           1995
                                     --------------------------     -------------------------     -------------------------
                                        Amount         Rate            Amount        Rate           Amount         Rate
                                     -----------    -----------     -----------   -----------     -----------   -----------
Federal Tax Rate                     $ 1,953,000           34.0%    $ 1,300,000          34.0%    $ 1,314,000          34.0%
California Franchise Taxes,
   Net of Federal Tax Benefit            311,000            5.4         170,000           4.4         202,000           5.2
Tax Savings from Exempt
   Loan and Investment Interest         (334,000)          (5.8)       (197,000)         (5.2)       (145,000)         (3.8)
Other Items - Net                         13,000            0.2         (24,000)         (0.6)         69,000           1.8
                                     -----------    -----------     -----------   -----------     -----------   -----------

Bank's Effective Rate                $ 1,943,000           33.8%    $ 1,249,000          32.6%    $ 1,440,000          31.1%
                                     ===========    ===========     ===========   ===========     ===========   ===========



NOTE H - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of share used to compute EPS:

                                                       1997                         1996                          1995
                                            -------------------------     -------------------------     -------------------------
                                              Income         Shares         Income        Shares          Income         Shares
                                            ----------     ----------     ----------     ----------     ----------     ----------
Net Income as Reported                      $3,800,989           --       $2,575,207           --       $2,425,100           --
 Weighted Average Shares
   Outstanding During the Year                    --        5,659,758           --        5,462,077           --        5,316,590
                                            ----------     ----------     ----------     ----------     ----------     ----------
                      USED IN BASIC EPS      3,800,989      5,659,758      2,575,207      5,462,077      2,425,100      5,316,590
Dilutive Effect of Outstanding
   Stock Options                                  --          355,240           --          328,974           --          413,154
                                            ----------     ----------     ----------     ----------     ----------     ----------
                   USED IN DILUTIVE EPS     $3,800,989      6,014,998     $2,575,207      5,791,051     $2,425,100      5,729,744
                                            ==========     ==========     ==========     ==========     ==========     ==========


Warrants to purchase 103,154 shares of common stock at $19.12 Per share were outstanding during 1997 but were not included in the computation of diluted EPS because the exercise price was greater than the average market price and considered anitdilutive.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE I - COMMITMENTS AND CONTINGENCIES

The Bank has entered into leases for its branches and operating facilities, which expire at various dates through 2015. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. Rental expense relating to these leases was approximately $446,000 in 1997, $446,000 in 1996, and $324,000 in 1995.

The approximate future minimum annual payments for these leases by year are as follows:

                              1998                   $    451,000
                              1999                        358,000
                              2000                        332,000
                              2001                        317,000
                              2002                        188,000
                        Thereafter                      1,139,000
                                                     -------------

                                                     $  2,785,000
                                                     =============


The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE I - COMMITMENTS AND CONTINGENCIES - CONTINUED

The Bank is involved in various litigation which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the statements of condition.

The Bank's exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 1997, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:


    Commitments to Extend Credit                                $ 77,582,000
    Standby Letters of Credit                                      1,155,000
                                                                -------------

                                                                $ 78,737,000
                                                                =============


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluated each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.


NOTE J - STOCK OPTION PLAN

At December 31, 1997, the Bank has a fixed stock option plan, which is described below. The Bank applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan.

In 1989, the Bank adopted a stock option plan (the "1989 Plan") which was last amended in 1993, under which 1,613,603 shares of the Bank's common shares may be issued to directors, officers, and key employees at not less than 100% of the fair market value at the date the options are granted.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996 and 1995, respectively: risk-free rates of 5.8%, 6.1% and 5.4%; volatility of 17.5% for 1997 and 15% for 1996 and 1995, and expected lives of three years.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE J - STOCK OPTION PLAN - CONTINUED

A summary of the status of the Bank's fixed stock option plan as of December 31, 1997, 1996, and 1995, and changes during the years ending on those dates is presented below:

                                       1997                            1996                             1995
                           ---------------------------      ---------------------------      ---------------------------
                                              Weighted                        Weighted                         Weighted
                                              Average                         Average                          Average
                                             Exercise                         Exercise                         Exercise
                             Shares            Price          Shares           Price           Shares            Price
                           ----------       ----------      ----------       ----------      ----------       ----------
Outstanding at
  Beginning of Year           572,134       $        6         716,807       $        5         721,776       $        4
Granted                       151,152               13          48,415               10         156,487                8
Exercised                     (99,054)               6        (184,566)               4        (142,253)               3
Forfeited                     (13,693)               7          (8,522)               6         (19,203)               6
                           ----------                       ----------                       ----------
Outstanding at End
   of year                    610,539                8         572,134                6         716,807                5
                           ==========                       ==========                       ==========

Options Exercisable
   at Year-End                290,103                5         290,050                5         331,582                5
Weighted-Average Fair
   Value of Options
   Granted During
   the Year                $     2.76                       $     2.44                       $     1.80

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE J - STOCK OPTION PLAN - CONTINUED

The following table summarizes information about fixed options outstanding at December 31, 1997:

                                         Options Outstanding                                   Options Exercisable
                    ---------------------------------------------------------------    ------------------------------------
                                               Weighted-               Weighted                               Weighted-
                                                Average                Average                                 Average
   Exercise             Number                 Remaining               Exercise             Number             Exercise
    Price           Outstanding             Contractual Life            Price            Exercisable            Price
---------------     ----------------     -----------------------    ---------------    -----------------    ---------------
$ 3 to $ 4                  177,718            1.1 Years                 $ 3                    133,856          $ 3
$ 5 to $ 7                  171,752            1.9 Years                   6                    130,576            6
$ 8 to $10                  101,390            3.1 Years                   9                     23,599            9
$11 to $13                  142,594            4.1 Years                  13                      2,072           12
$16 to $17                   17,085            4.6 Years                  17                          -            -
                    ----------------                                                   -----------------
                            610,539            2.5 Years                   8                    290,103
                    ================                                                   =================

Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under No. 123, the Bank's net income would have been reduced to the following pro forma amount:


                                           1997                        1996                        1995
                                      -------------               -------------               -------------
Net Income:
   As Reported                        $   3,800,989               $   2,575,207               $   2,425,100
   Pro Forma                          $   3,637,591               $   2,495,245               $   2,368,765

Per Share Data:
   Net Income - Basic
      As Reported                               .67                         .47                         .46
      Pro Forma                                 .64                         .46                         .45
   Net Income - Diluted
      As Reported                               .63                         .44                         .42
      Pro Forma                                 .60                         .43                         .41


NOTE K - STOCK OFFERING AND WARRANTS

In 1997, the Bank completed a supplemental stock offering of 510,660 shares of common stock at $17.50 per share. In connection with the offering, the Bank also issued 103,154 warrants. Each warrant is exercisable for one share of common stock at an exercise price of $19.12 Per share through October 31, 1998 and $22.06 thereafter. All warrants expire on October 29, 1999.


NOTE L - EMPLOYEE STOCK OWNERSHIP AND RETIREMENT SAVINGS PLANS

The Bank has adopted an Employee Stock Ownership Plan and a Retirement Savings Plan for the benefit of its employees. Contributions to the Plans are determined annually by the Board of Directors. The combined expenses for these plans were $243,000 in 1997, $292,000 in 1996, and $200,000 in 1995.


NOTE M - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The balance of these loans outstanding at December 31, 1997 and 1996 was approximately $4,174,000 and $3,488,000, respectively.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE N - STOCK DIVIDENDS

The Bank has issued stock dividends of 2%, 8%, and 4% in 1997, 1996, and 1995, respectively, and a six-for-five stock split in 1997 and a three-for-two stock split in 1995. The per share data in the statements of income and the footnotes have been adjusted to give retroactive effect to these dividends and splits.


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair values of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.


Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available to the bank for debt with similar terms and remaining maturities.

Off Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of financial instruments at December 31 is summarized as follows (dollar amounts in thousands):

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


                                                        1997                                        1996
                                         ----------------------------------          ----------------------------------
                                          Carry Value           Fair Value            Carry Value           Fair Value
                                         ------------          ------------          ------------          ------------
Financial Assets:
  Cash and Due From Banks                $     33,821          $     33,821          $     26,886          $     26,886
   Interest-Bearing Deposits             $        586          $        586          $        879          $        879
   Investment Securities                 $     69,287          $     69,287          $     36,522          $     36,522
   Federal Funds Sold                    $      4,000          $      4,000          $      8,000          $      8,000
   Loans                                 $    311,417          $    309,570          $    242,787          $    239,970
   Cash Surrender Value -
      Life Insurance                     $      2,283          $      2,283          $      2,008          $      2,008

Financial Liabilities:
   Deposits                              $    398,427          $    398,471          $    303,944          $    303,524
   Capitalized Lease Obligation          $      2,842          $      2,842          $       --            $       --


NOTE P - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

                                                                                 Amount of Capital Required
                                                                         --------------------------------------------
                                                                               To Be                    To Be
                                                                            Adequately                   Well-
                                                   Actual Capital           Capitalized                Capitalized
                                                -------------------      -------------------      -------------------
                                                Amount       Ratio        Amount      Ratio        Amount      Ratio
                                                -------     -------      -------     -------      -------     -------
AS OF DECEMBER 31, 1997:
   Total Capital (to Risk-Weighted Assets)      $38,283        10.4%     $29,305         8.0%     $36,631        10.0%
   Tier 1 Capital (to Risk-Weighted Assets)     $35,953         9.8%     $14,652         4.0%     $21,979         6.0%
   Tier 1 Capital (to Average Assets)           $35,953         8.6%     $16,581         4.0%     $20,726         5.0%
AS OF DECEMBER 31, 1996:
   Total Capital (to Risk-Weighted Assets)      $27,410         9.7%     $22,581         8.0%     $28,227        10.0%
   Tier 1 Capital (to Risk-Weighted Assets)     $24,776         8.7%     $11,291         4.0%     $16,936         6.0%
   Tier 1 Capital (to Average Assets)           $24,776         7.9%     $12,525         4.0%     $15,656         5.0%

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE P - REGULATORY MATTERS - CONTINUED

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lessor of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. Under these restrictions, approximately $4,054,000 was available for payment of dividends at December 31, 1997.

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. At december 31, 1997, required reserves were approximately $10,264,000.


NOTE Q - MERGER WITH BANK OF THE DESERT, N.A.

On September 12, 1996, the Bank acquired 100% of the outstanding common stock of Bank of the Desert, N.A. (BOD) for $3,295,000 in cash. BOD had total assets of approximately $31,858,000. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The financial statements include the operations of BOD from the date of the acquisition. Goodwill arising from the transaction totaled approximately $1,933,000 and is being amortized over fifteen years on a straight-line basis.

The following table sets forth selected unaudited pro forma combined financial information of the Bank and BOD for the years ended December 31, 1996 and 1995. The pro forma operating data reflects the effect of the acquisition of BOD as if it was consummated at the beginning of each year presented. The pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been in effect for the full years presented, nor are they necessarily indicative of the results of future operations (amounts in thousands, except per share data).

                                                  Year Ended December 31,
                                               -----------------------------
                                                  1996               1995
                                               ----------         ----------
       Interest and Noninterest Income         $   29,816         $   27,529
       Net Income                              $    1,882         $    2,003
       Per Share Data:
          Net Income - Basic                   $      .34         $      .38
          Net Income - Diluted                 $      .32         $      .35


These proforma disclosures include adjustment to interest income from the payment of the purchase price in cash and goodwill amortization. No adjustments have been reflected in these amounts for the expected cost savings to be derived from this merger.

                             VALLEY INDEPENDENT BANK

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


NOTE R - PURCHASE OF WELLS FARGO, N.A. BRANCHES

During 1996 the Bank entered into an agreement to assume the deposits and purchase the deposit related loans of two Wells Fargo branches. The Bank paid book value for the deposit related loans and fixed assets and a premium of 4.5% of the average daily deposits. Total deposits were approximately $43,520,000. The purchase was consummated on February 14, 1997. Goodwill arising from the transaction totaled approximately $2,022,000 and is being amortized over nine years on a straight line basis.


NOTE S - SUBSEQUENT EVENTS

On January 22, 1998, the Bank entered into an agreement to purchase the Palm Springs Branch office from Palm Desert National Bank by assuming approximately $16,000,000 in deposits and purchasing approximately $12,000,000 in loans. The Bank will pay a premium of $1,225,000 on deposits. It is estimated that the purchase will be consummated by March 31, 1998.

STOCK:

The equity securities of Valley Independent Bank consist of one class of common stock. At December 31, 1997 there were 6,187,397 shares outstanding, held by approximately 2,090 shareholders of record. Valley Independent Bank's common stock traded over-the-counter prior to August 25, 1997 and was listed on the NASDAQ National Stock Market, trading under the symbol "VAIB" as of that date. Although the Bank is legally able to pay cash dividends, it is the Bank's present policy to retain earnings to support growth.

The quarterly market trend price ranges for each of the last two years are shown in the following table. The market price of the Bank's common stock was $18.38 at December 31, 1997 compared to $13.13 at December 31, 1996. On December 31, 1995 the market price was $10.21. The following information is provided by Hoefer & Arnett, Inc. and Sutro & Company, Inc. for the period prior to August 25, 1997 and by NASDAQ thereafter.


                                 Sales Price (1)
 Quarter Ended              HIGH                LOW        SHARES TRADED
------------------------------------------------------------------------
 MARCH 31, 1996            $10.21             $ 9.16           202,585
 JUNE 30, 1996              11.46               9.58           362,325
 SEPTEMBER 30, 1996         12.08              10.63           107,313
 DECEMBER 31, 1996          13.96              11.78           238,136
 MARCH 31, 1997             13.96              12.29           162,734
 JUNE 30, 1997              15.31              15.00           202,569
 SEPTEMBER 30, 1997         19.00              16.25           139,187
 DECEMBER 31, 1997          19.13              16.50            94,870(2)
------------------------------------------------------------------------

(1) Does not include nominal amounts traded directly by shareholders or through other dealers. The figures have not been adjusted to reflect the 4% stock dividends effective May 16, 1996, December 27, 1996, the 2% stock dividend effective December 26, 1997 and has been adjusted for the six-for-five stock split effective May 9, 1997.

(2) Does not include the 505,410 shares issued pursuant to the Bank's unit offering.


Total Return Performance Graph

The following graph presents the cumulative, five-year total return for the Bank's Common Stock compared with the NASDAQ Total Return Index, a broad market index of stocks traded in the NASDAQ National Market. The graph assumes the value of an investment in the Bank's Common Stock and the NASDAQ Index each was $100 on December 31, 1992, and that all dividends were reinvested.


TOTAL RETURN PERFORMANCE

                                  1992     1993    1994    1995    1996    1997
VIB.........................      100.0    94.2   127.3   187.2   260.3    371.7
--------------------------------------------------------------------------------
NASDAQ TOTAL RETURN.........      100.0   114.8   112.2   158.7   195.2    239.5



                                                                            41