Form 10-K, Exhibit 13
period 1998-12-31
VIB CORP
filed 1999-03-24
CIK 1051345

                                   EXHIBIT 13



SELECTED FINANCIAL DATA

        The following table presents a summary of selected financial information for the five years ended December 31, 1998. This financial information should be read in conjunction with the Financial Statements and Notes thereto, included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the accompanying Form 10-K Annual Report.


                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                           1998            1997            1996            1995            1994
STATEMENTS OF INCOME (000'S)
    Total Interest Income                               $   40,289      $   32,419      $   24,228      $   21,776      $   18,545
    Total Interest Expense                                  12,248          10,421           7,128           5,973           4,299
----------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income                                     28,041          21,998          17,100          15,803          14,246
    Provision for Credit Losses                              1,920           1,850             635           1,008           1,210
----------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income After
        Provision for Credit Losses                         26,121          20,148          16,465          14,795          13,036
    Non-Interest Income                                      5,310           5,791           3,107           2,519           2,493
    Non-Interest Expense and Income Taxes                   26,563          22,138          16,997          14,889          13,249
----------------------------------------------------------------------------------------------------------------------------------
    Net Income                                          $    4,868      $    3,801      $    2,575      $    2,425      $    2,280
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA(1)

    Net Income Diluted(2)                               $     0.58      $     0.49      $     0.35      $     0.33      $     0.33
    Cash Dividends                                             N/A             N/A             N/A             N/A             N/A
    Book Value Per Share(1)(3)                          $     5.62      $     5.06      $     3.77      $     3.41      $     2.93
    Number of Shares used in
         Income Calculations                             8,367,054       7,744,310       7,455,978       7,377,045       6,962,770
STATEMENTS OF FINANCIAL CONDITION
(at End of Period) (000's)

    Total Assets                                        $  546,785      $  444,167      $  333,565      $  257,465      $  226,031
    Total Deposits                                         470,792         399,212         304,576         230,533         204,491
    Total Net Loans(4)                                     391,690         311,417         242,787         188,878         166,475
    Allowance for Credit Losses                              2,938           2,330           2,634           2,024           2,494
    Total Investments                                      100,443          69,287          36,522          39,393          19,194
    Shareholders' Equity                                    45,843          40,254          27,040          23,678          19,853
OPERATING RATIOS

    Total Net Loans to Total Deposits                        83.20%          78.01%          79.88%          81.93%          81.41%
    Total Equity to Total Assets                              8.38            9.06            8.11            9.20            8.78
    Average Equity to Average Assets                          8.91            7.55            9.27            9.30            9.11
    Tier 1 Capital to Risk-Weighted Assets(5)                 9.01            9.83            8.76           11.64           10.61
    Total Capital to Risk-Weighted Assets(5)                  9.65           10.47            9.69           12.65           11.93
    Income on Average Equity                                 11.41           12.83           10.24           11.13           12.07
    Income on Average Total Assets                            1.02            0.97            0.95            1.04            1.09
    Total Interest Expense to Total Interest
         Income                                              30.40           32.11           29.38           27.43           23.18
    Allowance for Credit Losses to Total Loans                0.74            0.74            1.07            1.06            1.48
    Dividend Payment Ratio                                     N/A             N/A             N/A             N/A             N/A

----------

(1) These figures have been adjusted retroactively to reflect previous stock dividends and the 1994, 1995, 1997 and 1998 stock splits.

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