Form 10-K/A, Exhibit 13
period 1998-12-31
VIB CORP
filed 1999-03-31
CIK 1051345

                                                                    EXHIBIT 13



STOCK

The equity securities of VIB Corp consist of one class of common stock. At December 31, 1998 there were 8,158,209 shares outstanding, held by approximately 2,079 shareholders of record. VIB Corp's common stock traded over-the-counter prior to August 25, 1997 and was listed on the NASDAQ National Stock Market, trading under the symbol "VAIB" as of that date. It is currently traded under the symbol "VIBC". Although the VIB Corp is legally able to pay cash dividends, it is the Company's present policy to retain earnings to support growth.

The quarterly market trend price ranges for each of the last two years are shown in the following table. The market price of the Bank's common stock was $12.00 at December 31, 1998 compared to $14.70 at December 31, 1997. On December 31, 1996 the market price was $10.50. The following information is provided by Hoefer & Arnett, Inc. and Sutro & Company, Inc. for the period prior to August 25, 1997 and by NASDAQ thereafter.


                                 SALES PRICE(1)


QUARTER ENDED                         HIGH        LOW          SHARES TRADED
-------------------------------------------------------------------------------

March 31, 1997                       $11.17      $ 9.83           203,418
June 30, 1997                         12.25       12.00           253,211
September 30, 1997                    15.20       13.00           173,984
December 31, 1997                     15.30       13.20           118,588(2)
March 31, 1998                        14.70       12.90           163,754
June 30, 1998                         14.40       12.40           423,379
September 30, 1998                    14.13       10.75           250,474
December 31, 1998                     13.63       11.00           230,552


(1) Does not include nominal amounts traded directly by shareholders or through other dealers. The figures have not been adjusted to reflect the 2% stock dividends effective December 26, 1997, the 3% stock dividend effective December 11, 1998 and has been adjusted for the six-for-five stock split effective May 9, 1997 and the five-for-four stock split effective June 12, 1998.

(2) Does not include the 631,763 shares issued pursuant to the Bank's unit offering.