Form 10-K405, Exhibit 13
period 1999-12-31
VIB CORP
filed 2000-03-27
CIK 1051345

                                                                      EXHIBIT 13
SHAREHOLDER & MARKETING INFORMATION


CORPORATE HEADQUARTERS:                 LEGAL COUNSEL:                               Common Stock Information:U
1498 Main Street                        S. Alan Rosen, Esquire                       NASDAQ Symbol - VIBC
El Centro, California 92243             Horgan, Rosen, Beckham & Coren, LLP
(760) 370-3601                          21700 Oxnard Street, Suite 1400              MARKET MAKERS:
web: http://www.vibcorp.com             Woodland Hills, California 91367             Sutro & Company, Inc.
                                        (818) 340-6100                               (800) 288-2811

INDEPENDENT AUDITORS:                   TRANSFER AGENT AND REGISTRAR:                Pacific Crest Securities
Vavrinek, Trine, Day & Company, LLP     U.S. Stock Transfer Corporation              (800) 473-3775
25231 Paseo De Alicia, Suite 100        1745 Gardena Avenue
Laguna Hills, California 92653          Glendale, California 91204-2991              Sandler O'Neill and Partners, L.P.
(714) 768-0833                          (818) 502-1404                               (800) 635-6860


CORPORATE PROFILE
VIB Corp, a bank holding company incorporated under the laws of the state of California, is headquartered in El Centro, Calif. The accounts of the subsidiary banks, Valley Independent Bank and Bank of Stockdale, F.S.B., are insured by the FDIC. Valley Independent Bank is a member of the Federal Reserve System. Each offers a comprehensive range of deposits and loans while emphasizing personal service. Valley Independent Bank operates 15 branches in Imperial, Riverside and San Diego counties and six loan production offices. Bank of Stockdale operates three branches in Bakersfield and one loan production office.

FORM 10-K ANNUAL REPORT
For information beyond that shown in this Summary Annual Report, shareholders also receive the Company's Form 10-K Annual Report for 1999, including the audited financial statements and the financial statement schedules, which is required to be filed with the Securities and Exchange Commission. Additional copies are available upon request to:

Harry G. Gooding III
Executive Vice President and Chief Financial Officer
P.O. Box 1845, El Centro, CA 92244
Phone (760) 370-3601

STOCK
The equity securities of VIB Corp consist of one class of common stock. At December 31, 1999 there were 11,443,037 shares outstanding, held by approximately 2,268 shareholders of record. VIB Corp's common stock is listed on the Nasdaq National Stock Market, trading under the symbol "VIBC". Although VIB Corp is legally able to pay cash dividends, it is the Company's present policy to retain earnings to support growth.

The quarterly market trend price ranges for each of the last two years are shown in the following table. The following information is provided by Nasdaq:

                                         Sales Price (1)
                                     -----------------------
 Quarter Ended                        High             Low         Shares Traded
 -------------                       ------          -------       -------------
 March 31, 1998                      $13.45          $11.81            178,938
 June 30, 1998                        13.18           11.35            462,637
 September 30, 1998                   12.93            9.84            273,700
 December 31, 1998                    12.84           10.07            246,130
 March 31, 1999                       11.78            8.13            562,911
 June 30, 1999                         9.71            8.01            454,689
 September 30, 1999                    9.47            6.80            569,722
 December 31, 1999                     9.22            7.13            579,637

(1) Does not include nominal amounts traded directly by shareholders. The figures have been adjusted to reflect the 3% stock dividend effective November 11, 1998, the 3% stock dividend effective May 12, 1999, the 3% stock dividend effective December 6, 1999, and the five-for-four stock split effective June 12, 1998.