Form 10-K, Exhibit 13
period 2000-12-31
VIB CORP
filed 2001-03-23
CIK 1051345

                                                                     EXHIBIT 13
                        Shareholder / Market Information

CORPORATE HEADQUARTERS                LEGAL COUNSEL                            TRANSFER AGENT AND REGISTRAR
1498 Main St.                         S. Alan Rosen, Esquire                   U.S. Stock Transfer Corp.
El Centro, CA 92243                   Horgan, Rosen, Beckham & Coren, LLP      1745 Gardena Ave.
(760) 370-3601                        21700 Oxnard St., Suite 1400             Glendale, CA 91204
Website www.vibcorp.com               Woodland Hills, CA 91367                 (818) 502-1404
                                      (818) 340-6100

INDEPENDENT AUDITORS                  COMMON STOCK INFORMATION
Vavrinek, Trine, Day & Co., LLP       Nasdaq Symbol-VIBC
25231 Paseo de Alicia, Suite 100
Laguna Hills, CA 92653
(949) 768-0833


CORPORATE PROFILE

VIB Corp, a multi-bank holding company incorporated under the laws of the state of California, is headquartered in El Centro, CA. The accounts of the subsidiary banks, Valley Independent Bank, Bank of Stockdale, F.S.B. and Kings River State Bank, are insured by the FDIC. Valley Independent Bank is a member of the Federal reserve System. Each bank offers a comprehensive range of deposits and loans, while emphasizing customer service. Valley Independent Bank operates 14 branches in Imperial, Riverside and San Diego counties and four business loan centers. Bank of Stockdale has four branches and three business loan centers. Kings River State Bank has four branches and three business loan centers.

10-K ANNUAL REPORT

For information beyond that shown in this Summary Annual Report, shareholders also receive the corporation's Form 10-K Annual Report for 2000, including the audited financial statements and the financial statement schedules, which is required to be filed with the Securities and Exchange Commission. Additional copies are available upon request to: Harry G. Gooding III Executive Vice President and Chief Financial Officer P.O. Box 1845, El Centro, CA 92244 (760) 370-3601

STOCK

The equity securities of VIB Corp consist of one class of common stock. At Dec. 31, 2000, there were 12,168,644 shares outstanding held by approximately 2,244 shareholders of record. VIB Corp's common stock is listed on the Nasdaq Stock Market, trading under the symbol "VIBC." Although VIB Corp is legally able to pay cash dividends, it is the corporation's present policy to retain earnings to support growth.

The quarterly market trend price ranges for each of the last two years are shown in the following table, with information provided by Nasdaq:



                                SALES PRICE (1)

     Quarter Ended            High              Low           Shares Traded
-------------------------------------------------------------------------------
     March 31, 1999          $11.10            $7.66                597,193
     June 30, 1999             9.15             7.55                482,379
     September 30, 1999        8.92             6.41                604,418
     December 31, 1999         8.69             6.72                615,153
     March 31, 2000            8.25             5.95                769,845
     June 30, 2000             6.54             5.58                615,229
     September 30, 2000        6.19             5.46                801,181
     December 31, 2000         7.63             5.23                996,690




(1) Does not include nominal amounts traded directly by shareholders. The figures have been adjusted to reflect the 3% stock dividend effective May 14, 1999, the 3% stock dividend effective December 8, 1999, the 3% stock dividend effective May 26, 2000 and the 3% stock dividend effective Dec. 29, 2000.


                                       87