Form 10-K, Exhibit 13
period 2001-12-31
VIB CORP
filed 2002-03-20
CIK 1051345

                                   EXHIBIT 13

                 VIB CORP'S 2001 ANNUAL REPORT TO SHAREHOLDERS
                          (Incorporated portion only)

                         Shareholder/Market Information

CORPORATE HEADQUARTERS               LEGAL COUNSEL                           TRANSFER AGENT AND REGISTRAR
1498 Main St.                        S. Alan Rosen, Esquire                     U.S. Stock Transfer Corp.
El Centro, CA 92243                  Horgan, Rosen, Beckham & Coren, LLP        1745 Gardena Ave.
(760) 370-3601                       23975 Park Sorrento, Suite 200             Glendale, CA 91204
Website www.vibcorp.com              Calabasas, CA 91302-4001                   (818) 502-1404
                                     (818) 591-2121

INDEPENDENT AUDITORS                 COMMON STOCK INFORMATION
Vavrinek, Trine, Day & Co., LLP      Nasdaq Symbol-VIBC
25231 Paseo de Alicia, Suite 100
Laguna Hills, CA 92653
(949) 768-0833

CORPORATE PROFILE

VIB Corp is a bank holding company providing financial services primarily in California through its subsidiary, Valley Independent Bank. Both are headquartered in El Centro, CA. VIB Corp strives to achieve enhanced shareholder value through strong financial performance, increased market share, superior customer service and operating efficiencies. VIB Corp supports its subsidiary by fostering capital adequacy, strategic management, financial community relations, marketing and sound management practices. Valley Independent Bank, whose accounts are insured by the FDIC, also does business as Bank of Stockdale and Kings River State Bank. It is a community banking network serving the needs of its customers with a commitment to local identity and decision-making, as well as personalized customer service. Its 25 locations stretch from the Imperial Valley on the California-Mexico border north nearly 500 miles to Fresno in the Central Valley.

10-K ANNUAL REPORT

For information beyond that shown in this Summary Annual Report, shareholders also receive the corporation's Form 10-K Annual Report for 2001, including the audited financial statements and the financial statement schedules, which is required to be filed with the Securities and Exchange Commission. Additional copies are available upon request to: Harry G. Gooding III Executive Vice President and Chief Financial Officer P.O. Box 1845, El Centro, CA 92244 (760) 370-3601.

STOCK

The equity securities of VIB Corp consist of one class of common stock. At Dec. 31, 2001, there were 13,038,488 shares outstanding held by approximately 2,279 shareholders of record. VIB Corp's common stock is listed on the Nasdaq Stock Market, trading under the symbol "VIBC." Although VIB Corp is legally able to pay cash dividends, it is the corporation's present policy to retain earnings to support growth. The quarterly market trend price ranges for each of the last two years are shown in the following table, with information provided by Nasdaq:

SALES PRICE(1)

Quarter Ended         High         Low          Shares Traded
-------------         ----        ------        -------------
March 31, 2000       $ 7.77        $5.61             816,729
June 30, 2000          6.16         5.26             652,697
September 3, 2000      5.83         5.15             849,973
December 31, 2000      7.19         4.93           1,057,388
March 31, 2001         9.54         6.66             919,100
June 30, 2001          8.78         7.54             612,674
September 30, 2001    11.45         8.25           2,138,099
December 31, 2001      9.71         7.96           1,402,888

(1) Does not include nominal amounts traded directly by shareholders. The figures have been adjusted to reflect the 3% stock dividend effective May 24, 2000, the 3% stock dividend effective December 27, 2000, the 3% stock dividend effective May 23, 2001 and the 3% stock dividend effective Dec. 21, 2001.

                                       1